Exhibit 99.1

CNA Financial Corporation

Consolidated Financial Statements as of December 31, 2008 and 2007,

and for the years ended December 31, 2008, 2007 and 2006

and

Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

CNA Financial Corporation

Chicago, Illinois

We have audited the accompanying consolidated balance sheets of CNA Financial Corporation (an affiliate of Loews Corporation)

and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations,

stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United

States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended

December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for investments in life settlement contracts in 2007.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 23, 2009

CNA Financial Corporation

Consolidated Statements of Operations

Years ended December 31	2008	2007	2006
(In millions, except per share data)

Revenues
Net earned premiums	$7,151	$7,484	$7,603
Net investment income	1,619	2,433	2,412
Realized investment gains (losses), net of participating policyholders’ and minority interests	(1,297)	(311)	86
Other revenues	326	279	275

Total revenues	7,799	9,885	10,376

Claims, Benefits and Expenses
Insurance claims and policyholders’ benefits	5,723	6,009	6,047
Amortization of deferred acquisition costs	1,467	1,520	1,534
Other operating expenses	1,037	994	1,027
Restructuring and other related charges	-	-	(13)
Interest	134	140	131

Total claims, benefits and expenses	8,361	8,663	8,726

Income (loss) before income tax and minority interest	(562)	1,222	1,650
Income tax (expense) benefit	311	(317)	(469)
Minority interest	(57)	(48)	(44)

Income (loss) from continuing operations	(308)	857	1,137
Income (loss) from discontinued operations, net of income tax (expense) benefit of $9, $0 and $7	9	(6)	(29)

Net income (loss)	$(299)	$851	$1,108

Basic Earnings (Loss) Per Share

Income (loss) from continuing operations	$(1.21)	$3.15	$4.17
Income (loss) from discontinued operations	0.03	(0.02)	(0.11)

Basic earnings (losses) per share available to common stockholders	$(1.18)	$3.13	$4.06

Diluted Earnings (Loss) Per Share

Income (loss) from continuing operations	$(1.21)	$3.15	$4.16
Income (loss) from discontinued operations	0.03	(0.02)	(0.11)

Diluted earnings (losses) per share available to common stockholders	$(1.18)	$3.13	$4.05

Weighted Average Outstanding Common Stock and Common Stock Equivalents

Basic	269.4	271.5	262.1

Diluted	269.4	271.8	262.3

The accompanying Notes are an integral part of these Consolidated Financial Statements.

CNA Financial Corporation

Consolidated Balance Sheets

December 31	2008	2007
(In millions, except share data)

Assets
Investments:
Fixed maturity securities at fair value (amortized cost of $34,155 and $34,388)	$28,887	$34,257
Equity securities at fair value (cost of $1,016 and $366)	871	568
Limited partnership investments	1,683	2,214
Other invested assets	28	73
Short term investments	3,534	4,677

Total investments	35,003	41,789
Cash	85	94
Reinsurance receivables (less allowance for uncollectible receivables of $366 and $461)	7,395	8,228
Insurance receivables (less allowance for doubtful accounts of $221 and $312)	1,818	1,972
Accrued investment income	356	330
Receivables for securities sold and collateral	402	142
Deferred acquisition costs	1,125	1,161
Prepaid reinsurance premiums	237	270
Federal income tax recoverable (includes $299 and $0 due from Loews Corporation)	294	-
Deferred income taxes	3,493	1,198
Property and equipment at cost (less accumulated depreciation of $641 and $596)	393	378
Goodwill and other intangible assets	141	142
Other assets	562	579
Separate account business	384	476

Total assets	$51,688	$56,759

Liabilities and Stockholders’ Equity
Liabilities:
Insurance reserves:
Claim and claim adjustment expenses	$27,593	$28,588
Unearned premiums	3,406	3,598
Future policy benefits	7,529	7,106
Policyholders’ funds	243	930
Collateral on loaned securities and derivatives	6	63
Payables for securities purchased	12	353
Participating policyholders’ funds	20	45
Short term debt	-	350
Long term debt	2,058	1,807
Federal income taxes payable (includes $0 and $5 due to Loews Corporation)	-	2
Reinsurance balances payable	316	401
Other liabilities	2,824	2,505
Separate account business	384	476

Total liabilities	44,391	46,224

Commitments and contingencies (Notes B, C, F, G, I , K and L)
Minority interest	420	385

Stockholders’ equity:
Preferred stock (12,500,000 shares authorized) 2008 Senior Preferred (no par value; $100,000 stated value; 12,500 shares and no shares issued; held by Loews Corporation)	1,250	-
Common stock ($2.50 par value; 500,000,000 shares authorized; 273,040,243 shares issued; and 269,024,408 and 271,662,278 shares outstanding)	683	683
Additional paid-in capital	2,174	2,169
Retained earnings	6,845	7,285
Accumulated other comprehensive income (loss)	(3,924)	103
Treasury stock (4,015,835 and 1,377,965 shares), at cost	(109)	(39)

	6,919	10,201
Notes receivable for the issuance of common stock	(42)	(51)

Total stockholders’ equity	6,877	10,150

Total liabilities and stockholders’ equity	$51,688	$56,759

The accompanying Notes are an integral part of these Consolidated Financial Statements.

CNA Financial Corporation

Consolidated Statements of Cash Flows

Years ended December 31	2008	2007	2006
(In millions)

Cash Flows from Operating Activities:
Net income (loss)	$(299)	$851	$1,108
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
(Income) loss from discontinued operations	(9)	6	29
Loss on disposal of property and equipment	1	1	-
Minority interest	57	48	44
Deferred income tax (benefit) provision	(174)	(99)	173
Trading portfolio activity	644	(12)	374
Realized investment (gains) losses, net of participating policyholders’ and minority interests	1,297	311	(86)
Undistributed losses (earnings) of equity method investees	446	(99)	(170)
Net amortization of bond discount	(278)	(252)	(274)
Depreciation	78	64	48
Changes in:
Receivables, net	987	1,386	2,427
Accrued investment income	(26)	(17)	(1)
Deferred acquisition costs	36	29	7
Prepaid reinsurance premiums	33	72	(2)
Federal income taxes recoverable/payable	(287)	(38)	102
Insurance reserves	(590)	(830)	(771)
Reinsurance balances payable	(85)	(138)	(1,097)
Other assets	13	42	142
Other liabilities	(287)	(80)	306
Other, net	9	7	(98)

Total adjustments	1,865	401	1,153

Net cash flows provided by operating activities-continuing operations	$1,566	$1,252	$2,261

Net cash flows used by operating activities-discontinued operations	$(8)	$(13)	$(11)

Net cash flows provided by operating activities-total	$1,558	$1,239	$2,250

Cash Flows from Investing Activities:
Purchases of fixed maturity securities	$(48,404)	$(73,157)	$(48,757)
Proceeds from fixed maturity securities:
Sales	41,749	69,012	42,433
Maturities, calls and redemptions	4,092	4,744	4,310
Purchases of equity securities	(205)	(236)	(340)
Proceeds from sales of equity securities	220	340	221
Change in short term investments	1,032	1,347	(1,331)
Change in collateral on loaned securities and derivatives	(57)	(2,788)	2,084
Change in other investments	(295)	(168)	(195)
Purchases of property and equipment	(104)	(160)	(131)
Dispositions	-	14	8
Other, net	46	(69)	16

Net cash flows used by investing activities-continuing operations	$(1,926)	$(1,121)	$(1,682)

Net cash flows provided by investing activities-discontinued operations	$18	$39	$36

Net cash flows used by investing activities-total	$(1,908)	$(1,082)	$(1,646)

The accompanying Notes are an integral part of these Consolidated Financial Statements.

	2008	2007	2006
Cash Flows from Financing Activities:
Dividends paid to common stockholders	$(122)	$(95)	$-
Dividends paid to Loews for 2008 Senior Preferred	(19)	-	-
Proceeds from the issuance of long term debt	250	-	759
Principal payments on debt	(350)	-	(294)
Return of investment contract account balances	(607)	(122)	(589)
Receipts on investment contract account balances	3	3	4
Payment to repurchase Series H Issue preferred stock	-	-	(993)
Proceeds from the issuance of common stock	-	-	499
Proceeds from the issuance of 2008 Senior Preferred	1,250	-	-
Stock options exercised	1	18	10
Purchase of treasury stock	(70)	-	-
Other, net	11	11	(1)

Net cash flows provided (used) by financing activities-continuing operations	$347	$(185)	$(605)

Net cash flows provided by financing activities-discontinued operations	$-	$-	$-

Net cash flows provided (used) by financing activities-total	$347	$(185)	$(605)

Effect of foreign exchange rate changes on cash-continuing operations	(13)	5	-

Net change in cash	(16)	(23)	(1)
Net cash transactions from continuing operations to discontinued operations	17	59	14
Net cash transactions from discontinued operations to continuing operations	(17)	(59)	(14)

Cash, beginning of year	101	124	125

Cash, end of year	$85	$101	$124

Cash-continuing operations	$85	$94	$84
Cash-discontinued operations	-	7	40

Cash-total	$85	$101	$124

The accompanying Notes are an integral part of these Consolidated Financial Statements.

CNA Financial Corporation

Consolidated Statements of Stockholders’ Equity

Years ended December 31	2008	2007	2006
(In millions)

Preferred Stock
Balance, beginning of period	$-	$-	$750
Repurchase of Series H Issue	-	-	(750)
Issuance of 2008 Senior Preferred	1,250	-	-

Balance, end of period	1,250	-	-

Common Stock
Balance, beginning of period	683	683	645
Issuance of common stock	-	-	38

Balance, end of period	683	683	683

Additional Paid-in Capital
Balance, beginning of period	2,169	2,166	1,701
Issuance of common stock and other	5	3	465

Balance, end of period	2,174	2,169	2,166

Retained Earnings
Balance, beginning of period	7,285	6,486	5,621
Adjustment to initially apply FSP 85-4-1, net of tax	-	38	-
Adjustment to initially apply FIN 48	-	5	-

Adjusted balance, beginning of period	7,285	6,529	5,621
Dividends paid to common stockholders	(122)	(95)	-
Dividends paid to Loews for 2008 Senior Preferred	(19)	-	-
Liquidation preference in excess of par value on Series H Issue	-	-	(243)
Net income (loss)	(299)	851	1,108

Balance, end of period	6,845	7,285	6,486

Accumulated Other Comprehensive Income (Loss)
Balance, beginning of period	103	549	359
Other comprehensive income (loss)	(4,027)	(446)	236
Adjustment to initially apply SFAS 158, net of tax	-	-	(46)

Balance, end of period	(3,924)	103	549

Treasury Stock
Balance, beginning of period	(39)	(58)	(67)
Purchase of treasury stock	(70)	-	-
Stock options exercised	-	19	9

Balance, end of period	(109)	(39)	(58)

Notes Receivable for the Issuance of Common Stock
Balance, beginning of period	(51)	(58)	(59)
Decrease in notes receivable for the issuance of common stock	9	7	1

Balance, end of period	(42)	(51)	(58)

Total Stockholders’ Equity	$6,877	$10,150	$9,768

The accompanying Notes are an integral part of these Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Note A. Summary of Significant Accounting Policies

Basis of Presentation

The Consolidated Financial Statements include the accounts of CNA Financial Corporation (CNAF) and its controlled subsidiaries. Collectively, CNAF and its subsidiaries are referred to as CNA or the Company. CNA’s property and casualty and the remaining life & group insurance operations are primarily conducted by Continental Casualty Company (CCC), The Continental Insurance Company (CIC), Continental Assurance Company (CAC) and CNA Surety Corporation (CNA Surety). The Company owned approximately 62% of the outstanding common stock of CNA Surety as of December 31, 2008. Loews Corporation (Loews) owned approximately 90% of the outstanding common stock of CNAF as of December 31, 2008.

The accompanying Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). All significant intercompany amounts have been eliminated. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Business

CNA’s core property and casualty insurance operations are reported in two business segments: Standard Lines and Specialty Lines. CNA’s non-core operations are managed in two segments: Life & Group Non-Core and Corporate & Other Non-Core.

CNA serves a wide variety of customers, including small, medium and large businesses; associations; professionals; and groups and individuals with a broad range of insurance and risk management products and services.

Core insurance products include commercial property and casualty coverages. Non-core insurance products, which primarily have been sold or placed in run-off, include life and accident and health insurance; retirement products and annuities; and property and casualty reinsurance. CNA services include risk management, information services and claims administration. CNA’s products and services are marketed through independent agents, brokers, and managing general agents.

Insurance Operations

Premiums: Insurance premiums on property and casualty insurance contracts are recognized in proportion to the underlying risk insured which principally are earned ratably over the duration of the policies. Premiums on accident and health insurance contracts are earned ratably over the policy year in which they are due. The reserve for unearned premiums on these contracts represents the portion of premiums written relating to the unexpired terms of coverage.

An estimated allowance for doubtful accounts is recorded on the basis of periodic evaluations of balances due currently or in the future from insureds, including amounts due from insureds related to losses under high deductible policies, management’s experience and current economic conditions.

Property and casualty contracts that are retrospectively rated contain provisions that result in an adjustment to the initial policy premium depending on the contract provisions and loss experience of the insured during the experience period. For such contracts, the Company estimates the amount of ultimate premiums that the Company may earn upon completion of the experience period and recognizes either an asset or a liability for the difference between the initial policy premium and the estimated ultimate premium. The Company adjusts such estimated ultimate premium amounts during the course of the experience period based on actual results to date. The resulting adjustment is recorded as either a reduction of or an increase to the earned premiums for the period.

Claim and claim adjustment expense reserves: Claim and claim adjustment expense reserves, except reserves for structured settlements not associated with asbestos and environmental pollution (A&E), workers’

compensation lifetime claims, accident and health claims and certain claims associated with discontinued operations, are not discounted and are based on 1) case basis estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations; 2) estimates of incurred but not reported losses; 3) estimates of losses on assumed reinsurance; 4) estimates of future expenses to be incurred in the settlement of claims; 5) estimates of salvage and subrogation recoveries and 6) estimates of amounts due from insureds related to losses under high deductible policies. Management considers current conditions and trends as well as past Company and industry experience in establishing these estimates. The effects of inflation, which can be significant, are implicitly considered in the reserving process and are part of the recorded reserve balance. Ceded claim and claim adjustment expense reserves are reported as a component of Reinsurance receivables on the Consolidated Balance Sheets. See Note P for further information on claim and claim adjustment expense reserves for discontinued operations.

Claim and claim adjustment expense reserves are presented net of anticipated amounts due from insureds related to losses under deductible policies of $2.0 billion and $2.2 billion as of December 31, 2008 and 2007. A significant portion of these amounts is supported by collateral. The Company also has an allowance for uncollectible deductible amounts, which is presented as a component of the allowance for doubtful accounts included in Insurance receivables on the Consolidated Balance Sheets. In 2008, the amount due from policyholders related to losses under deductible policies within Standard Lines was reduced by $90 million for insolvent insureds. The reduction of this amount, which is reflected as unfavorable net prior year reserve development, had no effect on 2008 results of operations as the Company had previously recognized provisions in prior years. These impacts were reported in Insurance claims and policyholders’ benefits in the 2008 Consolidated Statement of Operations.

Structured settlements have been negotiated for certain property and casualty insurance claims. Structured settlements are agreements to provide fixed periodic payments to claimants. Certain structured settlements are funded by annuities purchased from CAC for which the related annuity obligations are reported in future policy benefits reserves. Obligations for structured settlements not funded by annuities are included in claim and claim adjustment expense reserves and carried at present values determined using interest rates ranging from 4.6% to 7.5% at December 31, 2008 and 2007. At December 31, 2008 and 2007, the discounted reserves for unfunded structured settlements were $756 million and $786 million, net of discount of $1.1 billion and $1.2 billion.

Workers’ compensation lifetime claim reserves are calculated using mortality assumptions determined through statutory regulation and economic factors. Accident and health claim reserves are calculated using mortality and morbidity assumptions based on Company and industry experience. Workers’ compensation lifetime claim reserves and accident and health claim reserves are discounted at interest rates that range from 3.0% to 6.5% for the years ended December 31, 2008 and 2007. At December 31, 2008 and 2007, such discounted reserves totaled $1.6 billion and $1.4 billion, net of discount of $482 million and $438 million.

Future policy benefits reserves: Reserves for long term care products are computed using the net level premium method, which incorporates actuarial assumptions as to interest rates, mortality, morbidity, persistency, withdrawals and expenses. Actuarial assumptions generally vary by plan, age at issue and policy duration, and include a margin for adverse deviation. Interest rates range from 6.0% to 8.6% at December 31, 2008 and 2007, and mortality, morbidity and withdrawal assumptions are based on Company and industry experience prevailing at the time of issue. Expense assumptions include the estimated effects of inflation and expenses to be incurred beyond the premium paying period.

Policyholders’ funds reserves: Policyholders’ funds reserves primarily include reserves for investment contracts without life contingencies, including reserves related to the indexed group annuity portion of the Company’s pension deposit business. For these contracts, policyholder liabilities are equal to the accumulated policy account values, which consist of an accumulation of deposit payments plus credited interest, less withdrawals and amounts assessed through the end of the period. During 2008, the Company exited the indexed group annuity portion of its pension deposit business and settled the related liabilities with policyholders with no material impact to results of operations. Cash flows related to the settlement of the liabilities with policyholders are presented on the Consolidated Statements of Cash Flows in Cash flows from financing activities, as Return of investment contract account balances. Cash flows related to proceeds from the liquidation of the related assets supporting the policyholder liabilities are presented on the Consolidated Statements of Cash Flows in Cash flows from operating activities, as Trading portfolio activity.

Guaranty fund and other insurance-related assessments: Liabilities for guaranty fund and other insurance-related assessments are accrued when an assessment is probable, when it can be reasonably estimated, and when the event obligating the entity to pay an imposed or probable assessment has occurred. Liabilities for guaranty funds and other insurance-related assessments are not discounted and are included as part of Other liabilities on the Consolidated Balance Sheets. As of December 31, 2008 and 2007, the liability balances were $170 million and $178 million. As of December 31, 2008 and 2007, included in Other assets on the Consolidated Balance Sheets were $6 million and $6 million of related assets for premium tax offsets. This asset is limited to the amount that is able to be offset against premium tax on future premium collections from business written or committed to be written.

Reinsurance: Amounts recoverable from reinsurers are estimated in a manner consistent with claim and claim adjustment expense reserves or future policy benefits reserves and are reported as receivables on the Consolidated Balance Sheets. The cost of reinsurance is primarily accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies or over the reinsurance contract period. The ceding of insurance does not discharge the primary liability of the Company. An estimated allowance for doubtful accounts is recorded on the basis of periodic evaluations of balances due from reinsurers, reinsurer solvency, management’s experience and current economic conditions. The expenses incurred related to uncollectible reinsurance receivables are presented as a component of Insurance claims and policyholders’ benefits on the Consolidated Statements of Operations.

Reinsurance contracts that do not effectively transfer the underlying economic risk of loss on policies written by the Company are recorded using the deposit method of accounting, which requires that premium paid or received by the ceding company or assuming company be accounted for as a deposit asset or liability. At December 31, 2008 and 2007, the Company had $25 million and $40 million recorded as deposit assets and $110 million and $117 million recorded as deposit liabilities.

Income on reinsurance contracts accounted for under the deposit method is recognized using an effective yield based on the anticipated timing of payments and the remaining life of the contract. When the estimate of timing of payments changes, the effective yield is recalculated to reflect actual payments to date and the estimated timing of future payments. The deposit asset or liability is adjusted to the amount that would have existed had the new effective yield been applied since the inception of the contract. This adjustment is reflected in Other revenues or Other operating expenses on the Consolidated Statements of Operations as appropriate.

Participating insurance: Policyholder dividends are accrued using an estimate of the amount to be paid based on underlying contractual obligations under policies and applicable state laws. When limitations exist on the amount of net income from participating life insurance contracts that may be distributed to shareholders, the share of net income on those policies that cannot be distributed to shareholders is excluded from stockholders’ equity by a charge to operations and the establishment of a corresponding liability.

Deferred acquisition costs: Acquisition costs include commissions, premium taxes and certain underwriting and policy issuance costs which vary with and are related primarily to the acquisition of business. Such costs related to property and casualty business are deferred and amortized ratably over the period the related premiums are earned.

Deferred acquisition costs related to accident and health insurance are amortized over the premium-paying period of the related policies using assumptions consistent with those used for computing future policy benefit reserves for such contracts. Assumptions as to anticipated premiums are made at the date of policy issuance or acquisition and are consistently applied during the lives of the contracts. Deviations from estimated experience are included in results of operations when they occur. For these contracts, the amortization period is typically the estimated life of the policy.

The Company evaluates deferred acquisition costs for recoverability. Adjustments, if necessary, are recorded in current results of operations. Anticipated investment income is considered in the determination of the recoverability of deferred acquisition costs. Deferred acquisition costs are recorded net of ceding commissions and other ceded acquisition costs. Unamortized deferred acquisition costs relating to contracts that have been substantially changed by a modification in benefits, features, rights or coverages are no longer deferred and are included as a charge to operations in the period during which the contract modification occurred.

Investments in life settlement contracts and related revenue recognition: Prior to 2002, the Company purchased investments in life settlement contracts. Under a life settlement contract, the Company obtained the ownership and beneficiary rights of an underlying life insurance policy. In March 2006, the Financial Accounting Standards Board (FASB) issued FASB Staff Position Technical Bulletin No. 85-4-1, Accounting for Life Settlement Contracts by Third-Party Investors (FSP 85-4-1). A life settlement contract for purposes of FSP 85-4-1 is a contract between the owner of a life insurance policy (the policy owner) and a third-party investor (investor). The previous accounting guidance, FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance (FTB 85-4), required the purchaser of life insurance contracts to account for the life insurance contract at its cash surrender value. Because life insurance contracts are purchased in the secondary market at amounts in excess of the policies’ cash surrender values, the application of guidance in FTB 85-4 created a loss upon acquisition of policies. FSP 85-4-1 provides initial and subsequent measurement guidance and financial statement presentation and disclosure guidance for investments by third-party investors in life settlement contracts. FSP 85-4-1 allows an investor to elect to account for its investments in life settlement contracts using either the investment method or the fair value method. The election must be made on an instrument-by-instrument basis and is irrevocable. The Company adopted FSP 85-4-1 on January 1, 2007.

The Company elected to account for its investments in life settlement contracts using the fair value method and the initial impact upon adoption of FSP 85-4-1 under the fair value method was an increase to retained earnings of $38 million, net of tax.

Under the fair value method, each life settlement contract is carried at its fair value at the end of each reporting period. The change in fair value, life insurance proceeds received and periodic maintenance costs, such as premiums, necessary to keep the underlying policy in force, are recorded in Other revenues on the Consolidated Statement of Operations for the years ended December 31, 2008 and 2007. Amounts presented related to 2006 were accounted for under the previous accounting guidance, FTB 85-4, where the carrying value of life settlement contracts was the cash surrender value, and revenue was recognized and included in Other revenues on the Consolidated Statement of Operations when the life insurance policy underlying the life settlement contract matured. Under the previous accounting guidance, maintenance expenses were expensed as incurred and included in Other operating expenses on the Consolidated Statement of Operations. The Company’s investments in life settlement contracts were $129 million and $115 million at December 31, 2008 and 2007, and are included in Other assets on the Consolidated Balance Sheets. The cash receipts and payments related to life settlement contracts are included in Cash flows from operating activities on the Consolidated Statements of Cash Flows for all periods presented.

The fair value of each life insurance policy is determined as the present value of the anticipated death benefits less anticipated premium payments for that policy. These anticipated values are determined using mortality rates and policy terms that are distinct for each insured. The discount rate used reflects current risk-free rates at applicable durations and the risks associated with assessing the current medical condition of the insured, the potential volatility of mortality experience for the portfolio and longevity risk. The Company used its own experience to determine the fair value of its portfolio of life settlement contracts. The mortality experience of this portfolio of life insurance policies may vary by quarter due to its relatively small size.

The following table details the values for life settlement contracts.

December 31, 2008	Number of Life Settlement Contracts	Fair Value of Life Settlement Contracts (In millions)	Face Amount of Life Insurance Policies (In millions)

Estimated maturity during:
2009	100	$ 19	$ 55
2010	100	17	55
2011	100	15	53
2012	100	13	53
2013	100	11	51
Thereafter	814	54	436

Total	1,314	$ 129	$ 703

The Company uses an actuarial model to estimate the aggregate face amount of life insurance that is expected to mature in each future year and the corresponding fair value. This model projects the likelihood of the insured’s death for each in force policy based upon the Company’s estimated mortality rates. The number of life settlement contracts presented in the table above is based upon the average face amount of in force policies estimated to mature in each future year.

The increase in fair value recognized for the years ended December 31, 2008 and 2007 on contracts still being held was $17 million and $12 million. The gain recognized during the years ended December 31, 2008 and 2007 on contracts that matured was $30 million and $38 million.

Separate Account Business: Separate account assets and liabilities represent contract holder funds related to investment and annuity products for which the policyholder assumes substantially all the risk and reward. The assets are segregated into accounts with specific underlying investment objectives and are legally segregated from the Company. All assets of the separate account business are carried at fair value with an equal amount recorded for separate account liabilities. Certain of the separate account investment contracts related to the Company’s pension deposit business guarantee principal and a minimum rate of interest, for which additional amounts may be recorded in Policyholders’ funds should the aggregate contract value exceed fair value of the related assets supporting the business at any point in time. Most of these contracts are subject to a fair value adjustment if terminated by the policyholder. During 2008, the Company recorded $68 million of additional amounts in Policyholders’ funds due to declines in the value of the related assets. To the extent the related assets supporting the business recover in value in the future, the amount of any such recovery will accrue to the Company’s benefit and will reduce the related liability in Policyholders’ funds. Fee income accruing to the Company related to separate accounts is primarily included within Other revenue on the Consolidated Statements of Operations.

Investments

Valuation of investments: CNA classifies its fixed maturity securities and its equity securities as either available-for-sale or trading, and as such, they are carried at fair value. Changes in fair value of trading securities are reported within Net investment income on the Consolidated Statements of Operations. The amortized cost of fixed maturity securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, which are included in Net investment income on the Consolidated Statements of Operations. Changes in fair value related to available-for-sale securities are reported as a component of Other comprehensive income. Investments are written down to fair value and losses are recognized in Realized investment gains (losses) on the Consolidated Statements of Operations when a decline in value is determined to be other-than-temporary.

For asset-backed securities included in fixed maturity securities, the Company recognizes income using an effective yield based on anticipated prepayments and the estimated economic life of the securities. When estimates of prepayments change, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the securities is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the securities. Such adjustments are reflected in Net investment income on the Consolidated Statements of Operations. Interest income on lower rated beneficial interests in securitized financial assets is determined using the prospective yield method.

The Company’s carrying value of investments in limited partnerships is its share of the net asset value of each partnership, as determined by the General Partner. Certain partnerships for which results are not available on a timely basis are reported on a lag, primarily one month. Changes in net asset values are accounted for under the equity method and recorded within Net investment income on the Consolidated Statements of Operations.

Other invested assets include certain derivative securities and real estate investments. The Company’s accounting for derivative securities is discussed in further detail below. Real estate investments are carried at the lower of cost or fair value.

Short term investments are generally carried at amortized cost, which approximates fair value.

Realized investment gains (losses): All securities sold resulting in investment gains (losses) are recorded on the trade date, except for bank loan participations which are recorded on the date that the legal agreements are finalized. Realized investment gains (losses) are determined on the basis of the cost or amortized cost of the specific securities sold.

Securities lending activities: CNA lends securities to unrelated parties, primarily major brokerage firms, through two programs: an internally managed program and an external program managed by the Company’s lead custodial bank as agent. The securities lending program is for the purpose of enhancing income. The Company does not lend securities for operating or financing purposes. Borrowers of these securities must initially deposit collateral with the Company of at least 102% and maintain collateral of no less than 100% of the fair value of the securities loaned, regardless of whether the collateral is cash or securities. Only cash collateral is accepted for the Company’s internally managed program and is typically invested in the highest quality commercial paper with maturities of less than 7 days. U.S. Government, agencies or Government National Mortgage Association securities are accepted as non-cash collateral for the external program. The Company maintains effective control over all loaned securities and, therefore, continues to report such securities as Fixed maturity securities on the Consolidated Balance Sheets.

The lending programs are matched-book programs where the collateral is invested to substantially match the term of the loan which limits risk. In accordance with the Company’s lending agreements, securities on loan are returned immediately to the Company upon notice. Cash collateral received on these transactions is invested in short term investments with an offsetting liability recognized for the obligation to return the collateral. Non-cash collateral, such as securities received by the Company, is not reflected as an asset of the Company as there exists no right to sell or repledge the collateral. The fair value of collateral held related to securities lending, included in Short term investments on the Consolidated Balance Sheets, was $53 million at December 31, 2007. There was no cash collateral held at December 31, 2008. The fair value of non-cash collateral was $348 million and $273 million at December 31, 2008 and 2007.

Derivative Financial Instruments

All investments in derivatives are recorded at fair value. A derivative is typically defined as an instrument whose value is “derived” from an underlying instrument, index or rate, has a notional amount, requires little or no initial investment and can be net settled. Derivatives include, but are not limited to, the following types of financial instruments: interest rate swaps, interest rate caps and floors, put and call options, warrants, futures, forwards, commitments to purchase securities, credit default swaps and combinations of the foregoing. Derivatives embedded within non-derivative instruments (such as call options embedded in convertible bonds) must be separated from the host instrument when the embedded derivative is not clearly and closely related to the host instrument.

The Company’s derivatives are reported as Other invested assets or Other liabilities on the Consolidated Balance Sheets. Embedded derivative instruments subject to bifurcation are reported together with the host contract, at fair value. If certain criteria are met, a derivative may be specifically designated as a hedge of exposures to changes in fair value, cash flows or foreign currency exchange rates. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative, the nature of any hedge designation thereon and whether the derivative was transacted in a designated trading portfolio.

The Company’s accounting for changes in the fair value of derivatives not held in a trading portfolio is as follows:

Nature of Hedge Designation	Derivative’s Change in Fair Value Reflected In:
No hedge designation	Realized investment gains (losses)

Fair value designation	Realized investment gains (losses), along with the change in fair value of the hedged asset or liability that is attributable to the hedged risk

Cash flow designation	Other comprehensive income, with subsequent reclassification to earnings when the hedged transaction, asset or liability impacts earnings

Foreign currency designation	Consistent with fair value or cash flow above, depending on the nature of the hedging relationship

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedging transactions. The Company also formally assesses (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in fair value or cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative for which hedge accounting has been designated is not (or ceases to be) highly effective, the Company discontinues hedge accounting prospectively.

Derivatives held in designated trading portfolios are carried at fair value with changes therein reflected in Net investment income on the Consolidated Statements of Operations. These derivatives are generally not designated as hedges.

Income Taxes

The Company and its eligible subsidiaries (CNA Tax Group) are included in the consolidated federal income tax return of Loews and its eligible subsidiaries. The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for temporary differences between the financial statement and tax return bases of assets and liabilities. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not, and a valuation allowance is established for any portion of a deferred tax asset that management believes will not be realized.

Pension and Postretirement Benefits

The Company recognizes the overfunded or underfunded status of its defined benefit plans in Other assets or Other liabilities on the Consolidated Balance Sheets and recognizes changes in that funded status in the year in which the changes occur through Other comprehensive income. The Company measures its funded status at December 31.

Stock-Based Compensation

The Company records compensation expense using the fair value method for all awards it grants, modifies, repurchases or cancels primarily on a straight-line basis over the requisite service period, generally four years.

Foreign Currency

Foreign currency translation gains and losses are reflected in Stockholders’ equity as a component of Accumulated other comprehensive income. The Company’s foreign subsidiaries’ balance sheet accounts are translated at the exchange rates in effect at each year end and income statement accounts are translated at the average exchange rates. Foreign currency transaction losses of $35 million, $10 million and $7 million were included in determining net income (loss) for the years ended December 31, 2008, 2007 and 2006.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the various classes of property and equipment and is determined principally on the straight-line method. Furniture and fixtures are depreciated over seven years. Office equipment is depreciated over five years. The estimated lives for data processing equipment and software range from three to five years. Leasehold improvements are depreciated over the corresponding lease terms. The Company’s owned buildings are depreciated over a period not to exceed fifty years. Capitalized improvements are depreciated over the remaining useful lives of the buildings.

Goodwill and Other Intangible Assets

Goodwill and other indefinite-lived intangible assets of $141 million and $142 million as of December 31, 2008 and 2007 primarily represent the excess of purchase price over the fair value of the net assets of acquired entities and businesses. The balance at December 31, 2008 and 2007 related to the Specialty Lines segment, $139 million of which related to CNA Surety. During 2008, the Company determined that other intangible assets of $1 million related to the Specialty Lines segment were impaired. Goodwill and indefinite-lived intangible assets are tested for impairment annually or when certain triggering events require such tests.

Earnings (Loss) Per Share Data

Earnings (loss) per share available to common stockholders is based on weighted average outstanding shares. Basic earnings (loss) per share is computed by dividing net income (loss) from continuing operations attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Approximately 1.6 million, 300 thousand and 600 thousand shares, for the years ended December 31, 2008, 2007 and 2006, attributable to exercises under stock-based employee compensation plans, were excluded from the calculation of diluted earnings per share because they were antidilutive.

In November 2008, the Company sold $1.25 billion of a new series of preferred stock, designated the 2008 Senior Preferred Stock (2008 Senior Preferred), to Loews. The 2008 Senior Preferred accrues cumulative dividends at an initial rate of 10% per year. If declared, dividends are payable quarterly and any dividends not declared or paid when due will be compounded quarterly. See Note L for further details.

The Series H Cumulative Preferred Stock Issue (Series H Issue) was held by Loews and accrued cumulative dividends at an initial rate of 8% per year, compounded annually. In August 2006, the Company repurchased the Series H Issue from Loews for approximately $993 million, a price equal to the liquidation preference.

The computation of earnings (loss) per share is as follows.

Earnings (Loss) Per Share

Years ended December 31	2008	2007	2006
(In millions, except per share amounts)

Income (loss) from continuing operations	$(308)	$857	$1,137
Less: undeclared Series H Issue dividend through repurchase date	-	-	(46)
Less: declared 2008 Senior Preferred dividend	(19)	-	-

Income (loss) from continuing operations available to common stockholders	$(327)	$857	$1,091

Weighted average outstanding common stock and common stock equivalents	269.4	271.5	262.1
Effect of dilutive securities, employee stock options and appreciation rights	-	0.3	0.2

Adjusted weighted average outstanding common stock and common stock equivalents assuming conversions	269.4	271.8	262.3

Basic earnings (loss) per share from continuing operations available to common stockholders	$(1.21)	$3.15	$4.17

Diluted earnings (loss) per share from continuing operations available to common stockholders	$(1.21)	$3.15	$4.16

Dividends declared per common share	$0.45	$0.35	$-

Supplementary Cash Flow Information

Cash payments made for interest were $139 million, $142 million and $109 million for the years ended December 31, 2008, 2007 and 2006. Cash payments made for federal income taxes were $120 million, $420 million and $173 million for the years ended December 31, 2008, 2007 and 2006.

Accounting Pronouncements

Adopted as of December 31, 2008

Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measurement (SFAS 157)

In September 2006, the FASB issued SFAS 157, which defines fair value, establishes a framework for measuring fair value, specifies acceptable valuation techniques, prioritizes the inputs used in the valuation techniques into a fair value hierarchy and expands the disclosure requirements for assets and liabilities measured at fair value on a recurring and a non-recurring basis. The SFAS 157 hierarchy is based on observable inputs reflecting market data obtained from independent sources or unobservable inputs reflecting the Company’s market assumptions. This hierarchy requires the Company to use observable market data, when available.

In February 2008, the FASB issued Staff Position SFAS 157-2, Effective Date of FASB Statement No. 157 (FSP SFAS 157-2), which delays the effective date of SFAS 157 for all non-recurring fair value measurements of nonfinancial assets and nonfinancial liabilities until the fiscal year beginning after November 15, 2008. As a result, the Company partially applied the provisions of SFAS 157 upon adoption at January 1, 2008. The Company will apply the provisions of SFAS 157 to reporting units measured at fair value for the purposes of goodwill impairment testing or to indefinite-lived intangible assets measured at fair value for impairment assessment as of January 1, 2009. Adoption of these provisions is not anticipated to impact the Company’s financial condition or results of operations.

The Company’s adoption of SFAS 157 on January 1, 2008 had no impact on financial condition or results of operations as of or for the year ended December 31, 2008. The Company has complied with the disclosure requirements of SFAS 157 in Note D.

FASB Staff Position (FSP) FAS 157-3, Determining the Fair Value of a Financial Asset in a Market That Is Not Active (FSP FAS 157-3)

In October 2008, the FASB issued FSP FAS 157-3, which clarifies the application of SFAS 157 in an inactive market. The FSP addresses application issues such as how management’s internal assumptions should be considered when measuring fair value when relevant observable data does not exist, how observable market information in a market that is not active should be considered when measuring fair value and how the use of market quotes should be considered when assessing the relevance of observable and unobservable data available to measure fair value.

FSP FAS 157-3 was effective upon issuance. The Company’s adoption of FSP FAS 157-3 had no impact on financial condition or results of operations as of or for the year ended December 31, 2008.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159)

In February 2007, the FASB issued SFAS 159, which provides companies with an option to report selected financial assets and liabilities at fair value, with changes in fair value recorded in earnings. SFAS 159 helps to mitigate accounting-induced earnings volatility by enabling companies to report related assets and liabilities at fair value, which may reduce the need for companies to comply with detailed rules for hedge accounting. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.

SFAS 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The Company did not select the fair value option for any assets and liabilities currently held, therefore the Company’s adoption of SFAS 159 on January 1, 2008 had no impact on the Company’s financial condition or results of operations as of or for the year ended December 31, 2008.

FSP FIN 39-1, Amendment of FASB Interpretation (FIN) No. 39 (FSP FIN 39-1)

In April 2007, the FASB issued FSP FIN 39-1, which amends FIN 39, Offsetting of Amounts Related to Certain Contracts (FIN 39), by permitting a reporting entity to offset fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement that have been offset in the statement of financial position in accordance with FIN 39. Additionally, FSP FIN 39-1 requires that a reporting entity shall not offset fair value amounts recognized for derivative instruments without offsetting fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral.

The Company adopted FSP FIN 39-1 in 2008, by electing to not offset cash collateral amounts recognized for derivative instruments under the same master netting arrangements and as a result will no longer offset fair value amounts recognized for derivative instruments. The Company presented the effect of adopting FSP FIN 39-1 as a change in accounting principle through retrospective application. The effect on the Consolidated Balance Sheets as of December 31, 2008 and 2007 was an increase of $18 million and $27 million in Other invested assets and Other liabilities. The Company’s adoption of FSP FIN 39-1 had no impact on the Company’s financial condition or results of operations as of or for the year ended December 31, 2008.

FSP FAS 133-1 and FIN 45-4, Disclosures About Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (FSP FAS 133-1 and FIN 45-4)

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, which amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to require disclosures by sellers of credit derivatives regarding the nature, circumstances requiring performance and current status of performance risk under the derivative. This FSP also requires disclosure of the maximum amount of future payments under the derivatives, the fair value of the derivatives and the nature of any recourse and collateral under the derivatives. This FSP also amends FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to require an additional disclosure about the current status of the payment/performance risk of a guarantee. The Company has complied with the disclosure requirements related to credit derivatives in Note C and guarantees in Note K.

FSP Emerging Issues Task Force (EITF) Issue No. 99-20-1, Amendments to the Impairment and Interest Income Measurement Guidance of EITF Issue 99-20 (FSP 99-20-1)

In January 2009, the FASB issued FSP 99-20-1, which amends EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, to achieve more consistent determination of whether other-than-temporary impairments of available-for-sale or held-to-maturity debt securities have occurred. Specifically, FSP 99-20-1 amends EITF 99-20 to align the impairment guidance in EITF 99-20 with the impairment guidance in SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. CNA adopted this FSP as of December 31, 2008. The adoption of FSP 99-20-1 did not have an impact on our financial condition or results of operations.

To be adopted after December 31, 2008

SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161)

In March 2008, the FASB issued SFAS 161, which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and requires enhanced disclosures regarding the use of derivative instruments, how they are accounted for and how they affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS 161 will have no impact on our financial condition or results of operations.

SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements an amendment of Accounting Research Bulletin No. 51 (SFAS 160)

In December 2007, the FASB issued SFAS 160, which provides accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that an ownership interest in a subsidiary should be reported as equity in the consolidated financial statements, requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and provides for expanded disclosures in the consolidated financial statements. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The adoption of this standard will have no impact on our financial condition or results of operations, but will impact the presentation of minority interest on the consolidated financial statements.

FSP No. 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (FSP 132(R)-1)

In December 2008, the FASB issued FSP 132(R)-1, which requires additional disclosures regarding plan assets and how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and procedures, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs (Level 3 of the SFAS 157 hierarchy) on changes in plan assets for the period, and significant concentrations of risk within plan assets. The additional disclosures required by FSP 132(R)-1 are effective for fiscal years ending after December 15, 2009. The adoption of this standard will have no impact on the Company’s financial condition or results of operations.

Note B. Investments

The significant components of net investment income are presented in the following table.

Net Investment Income

Years ended December 31	2008	2007	2006
(In millions)

Fixed maturity securities	$1,984	$2,047	$1,842
Short term investments	115	186	248
Limited partnerships	(379)	183	288
Equity securities	80	25	23
Income (loss) from trading portfolio (a)	(149)	10	103
Interest on funds withheld and other deposits	(2)	(1)	(68)
Other	21	36	18

Gross investment income	1,670	2,486	2,454
Investment expenses	(51)	(53)	(42)

Net investment income	$1,619	$2,433	$2,412

(a)

The change in net unrealized gains (losses) on trading securities included in Net investment income was $3 million and $(15) million for the years ended December 31, 2008 and 2007. There was no change in net unrealized gains (losses) on trading securities included in Net investment income for the year ended December 31, 2006.

In 2008, the Company re-evaluated its classification of preferred stocks between redeemable and non-redeemable and determined that certain securities that were previously classified as redeemable preferred stock have characteristics similar to equities. These securities are presented as preferred stock securities included in Equity securities on the December 31, 2008 Consolidated Balance Sheet.

Net realized investment gains (losses) are presented in the following table.

Net Realized Investment Gains (Losses)

Years ended December 31	2008	2007	2006
(In millions)

Net realized investment gains (losses):
Fixed maturity securities:
Gross realized gains:	$532	$486	$382
Gross realized losses:
Other-than-temporary impairments	(1,081)	(716)	(168)
Trading	(282)	(248)	(209)

Net realized investment gains (losses) on fixed maturity securities	(831)	(478)	5

Equity securities:
Gross realized gains:	22	146	24
Gross realized losses:
Other-than-temporary impairments	(403)	(25)	(5)
Trading	(109)	(4)	(3)

Net realized investment gains (losses) on equity securities	(490)	117	16

Other net realized investment gains	24	50	65

Net realized investment gains (losses), net of participating policyholders’ and minority interest	$(1,297)	$(311)	$86

Net change in unrealized gains (losses) in investments is presented in the following table.

Net Change in Unrealized Gains (Losses)

Years ended December 31	2008	2007	2006
(In millions)

Net change in unrealized gains (losses) on investments:
Fixed maturity securities	$(5,137)	$(847)	$98
Equity securities	(347)	(47)	78
Other	5	2	2

Total net change in unrealized gains (losses) on investments	(5,479)	(892)	178
Net change in unrealized gains (losses) on discontinued operations and other	(12)	1	(10)
Allocated to participating policyholders’ and minority interests	48	3	4
Deferred income tax (expense) benefit	1,932	315	(58)

Net change in unrealized gains (losses) on investments	$(3,511)	$(573)	$114

Net realized investment losses included $1,484 million, $741 million and $173 million of other-than-temporary impairment (OTTI) losses for the years ended December 31, 2008, 2007 and 2006. The 2008 OTTI losses were recorded primarily in the corporate and other taxable bonds, asset-backed bonds and non-redeemable preferred equity securities sectors. The 2007 OTTI losses were recorded primarily in the asset-backed bonds and corporate and other taxable bonds sectors. The 2006 OTTI losses were recorded primarily in the corporate and other taxable bonds sector.

The 2008 OTTI losses were driven primarily by deteriorating world-wide economic conditions and the resulting disruption of the financial and credit markets. Additional factors that contributed to recognizing impairments in 2008 were the conservatorship of the government sponsored entities Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac) and the failure of several financial institutions. The 2007 OTTI losses were driven mainly by credit market conditions and disruption caused by issues surrounding the sub-prime residential mortgage (sub-prime) crisis. The OTTI losses for 2006 were primarily driven by an increase in interest rate related OTTI losses on securities for which the Company did not assert an intent to hold until an anticipated recovery in value.

An investment is impaired if the fair value of the investment is less than its cost adjusted for accretion, amortization and OTTI, otherwise defined as an unrealized loss. When an investment is impaired, the impairment is evaluated to determine whether it is temporary or other-than-temporary.

Significant judgment is required in the determination of whether an OTTI has occurred for an investment. The Company follows a consistent and systematic process for determining and recording an OTTI loss. The Company has established a committee responsible for the OTTI process. This committee, referred to as the Impairment Committee, is made up of three officers appointed by the Company’s Chief Financial Officer. The Impairment Committee is responsible for analyzing all securities in an unrealized loss position on at least a quarterly basis.

The Impairment Committee’s assessment of whether an OTTI loss should be recognized incorporates both quantitative and qualitative information. The Impairment Committee considers a number of factors including, but not limited to: (a) the length of time and the extent to which the fair value has been less than amortized cost, (b) the financial condition and near term prospects of the issuer, (c) the intent and ability of the Company to retain its investment for a period of time sufficient to allow for an anticipated recovery in value, (d) whether the debtor is current on interest and principal payments and (e) general market conditions and industry or sector specific outlook.

As part of the Impairment Committee’s review of impaired asset-backed securities it also considers results and analysis of cash flow modeling. The focus of this analysis is on assessing the sufficiency and quality of the underlying collateral and timing of cash flows based on various scenario tests. This additional data provides the Impairment Committee with additional context to evaluate current market conditions to determine if the impairment is temporary in nature.

For securities considered to be OTTI, the security is adjusted to fair value and the resulting losses are recognized in Realized investment gains (losses) on the Consolidated Statements of Operations.

The significant credit spread widening in 2008 negatively impacted the fair value of several asset classes resulting in material unrealized losses and impacted the unrealized loss aging as presented in the tables below. The Company’s assertion to hold until a recovery in value takes into account a view on the estimated recovery horizon which in some cases may include maturity. Given the prolonged nature of the current market downturn, the duration and severity of the unrealized losses has progressed well beyond historical norms. The Company will continue to monitor these losses and will assess all facts and circumstances as they become known which may result in changes to the conclusions reached based on current facts and circumstances and additional OTTI losses.

The following tables provide a summary of fixed maturity and equity securities investments.

Summary of Fixed Maturity and Equity Securities

	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Estimated Fair Value
			Less than 12 Months	12 Months or Greater
December 31, 2008
(In millions)

Fixed maturity securities available-for-sale:
U.S. Treasury securities and obligations of government agencies	$2,862	$69	$1	$-	$2,930
Asset-backed securities	9,670	24	961	969	7,764
States, municipalities and political subdivisions – tax-exempt securities	8,557	90	609	623	7,415
Corporate and other taxable bonds	12,993	275	1,164	1,374	10,730
Redeemable preferred stock	72	1	23	3	47

Total fixed maturity securities available-for-sale	34,154	459	2,758	2,969	28,886

Total fixed maturity securities trading	1	-	-	-	1

Equity securities available-for-sale:
Common stock	134	190	1	3	320
Preferred stock	882	5	15	321	551

Total equity securities available-for-sale	1,016	195	16	324	871

Total	$35,171	$654	$2,774	$3,293	$29,758

Summary of Fixed Maturity and Equity Securities
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Estimated Fair Value
			Less than 12 Months	12 Months or Greater
December 31, 2007
(In millions)

Fixed maturity securities available-for-sale:
U.S. Treasury securities and obligations of government agencies	$594	$93	$-	$-	$687
Asset-backed securities	11,776	39	223	183	11,409
States, municipalities and political subdivisions – tax-exempt securities	7,615	144	82	2	7,675
Corporate and other taxable bonds	13,010	454	197	16	13,251
Redeemable preferred stock	1,216	2	160	-	1,058

Total fixed maturity securities available-for-sale	34,211	732	662	201	34,080

Total fixed maturity securities trading	177	-	-	-	177

Equity securities available-for-sale:
Common stock	246	207	1	-	452
Preferred stock	120	7	11	-	116

Total equity securities available-for-sale	366	214	12	-	568

Total	$34,754	$946	$674	$201	$34,825

The following table summarizes, for available-for-sale fixed income securities, preferred stocks and common stocks in an unrealized loss position at December 31, 2008 and 2007, the aggregate fair value and gross unrealized loss by length of time those securities have been continuously in an unrealized loss position.

Unrealized Loss Aging

	December 31, 2008		December 31, 2007
	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss
(In millions)

Fixed income securities:
Investment grade:
0-6 months	$6,749	$681	$4,771	$228
7-11 months	6,159	1,591	1,584	193
12-24 months	3,549	1,803	690	57
Greater than 24 months	1,778	509	3,869	138

Total investment grade	18,235	4,584	10,914	616

Non-investment grade:
0-6 months	853	290	1,527	73
7-11 months	374	173	125	8
12-24 months	1,078	647	26	4
Greater than 24 months	12	7	9	2

Total non-investment grade	2,317	1,117	1,687	87

Total fixed income securities	20,552	5,701	12,601	703

Redeemable and non-redeemable preferred stocks:
0-6 months	39	26	893	143
7-11 months	43	12	104	28
12-24 months	497	324	-	-
Greater than 24 months	-	-	-	-

Total preferred stocks	579	362	997	171

Common stocks:
0-6 months	5	1	34	1
7-11 months	-	-	1	-
12-24 months	9	3	-	-
Greater than 24 months	3	-	3	-

Total common stocks	17	4	38	1

Total	$21,148	$6,067	$13,636	$875

At December 31, 2008, the fair value of fixed maturities was $28,887 million, representing 83% of the total investment portfolio. The gross unrealized loss for any single issuer was less than 0.6% of the carrying value of the total fixed maturity portfolio. The total fixed maturity portfolio gross unrealized losses included 2,335 securities which were, in aggregate, approximately 22% below amortized cost.

The gross unrealized losses on equity securities were $340 million, including 171 securities which were, in aggregate, approximately 38% below cost.

The classification between investment grade and non-investment grade is based on a ratings methodology that takes into account ratings from the three major providers, Standard and Poors, Moody’s Investor Services and Fitch Ratings in that order of preference. If a security is not rated by any of the three, the Company formulates an internal rating.

Given the current facts and circumstances, the Impairment Committee has determined that the securities presented in the above unrealized gain/loss tables were temporarily impaired when evaluated at December 31,

2008 and December 31, 2007, and therefore no related realized losses were recorded. A discussion of some of the factors reviewed in making that determination as of December 31, 2008 is presented below.

Decreases in the fair value of fixed income securities during 2008 were primarily driven by a sharp increase in risk premium related to credit, structure, liquidity, and other risks as opposed to changes in interest rates. The decline in fair values was aggravated by a general deterioration in liquidity with widening bid/ask spreads and significant portfolio liquidations of assets as the financial system sought to reduce leverage. These declines in fair value were most severe for longer duration assets as credit spread curves steepened dramatically. Declines were particularly severe for structured securities, financial sector obligations and the obligations of non-investment grade credits.

Asset-Backed Securities

The unrealized losses on the Company’s investments in asset-backed securities were caused by a combination of factors related to the market disruption caused by credit concerns that began with the sub-prime issue, but then also extended into other asset-backed securities in the Company’s portfolio related to reasons as discussed above.

The majority of the holdings in this category are collateralized mortgage obligations (CMOs), typically collateralized with prime residential mortgages, and corporate asset-backed structured securities (ABS). The holdings in these sectors include 515 securities in a gross unrealized loss position aggregating $1,928 million. The aggregate severity of the unrealized loss was approximately 23% of amortized cost. The contractual cash flows on the asset-backed structured securities are passed through, but may be structured into classes of preference. The securities in this category are modeled in order to evaluate the risks of default on the performance of the underlying collateral. Within this analysis multiple factors are analyzed including probable risk of default, loss severity upon a default, payment delinquency, over collateralization and interest coverage triggers, credit support from lower-rated tranches and rating agency actions amongst others. Securities are modeled against base-case and reasonable stress scenarios of probable default activity, given current market conditions, and then analyzed for potential impact to our particular holdings. The structured securities held are generally secured by over collateralization or default protection provided by subordinated tranches. For the year ended December 31, 2008, there were OTTI losses of $465 million recorded on asset-backed securities.

The remainder of the holdings in this category includes mortgage-backed securities guaranteed by an agency of the U.S. Government. There were 272 agency mortgage-backed pass-through securities and 2 agency CMOs in an unrealized loss position aggregating $2 million as of December 31, 2008. The cumulative unrealized losses on these securities were approximately 2% of amortized cost. These securities do not tend to be influenced by the credit of the issuer but rather the characteristics and projected cash flows of the underlying collateral. For the year ended December 31, 2008, there were no OTTI losses recorded for mortgage-backed securities guaranteed by an agency of the U.S. Government.

The following table summarizes asset-backed securities in an unrealized loss position by ratings distribution at December 31, 2008.

Gross Unrealized Losses by Ratings Distribution

December 31, 2008
(In millions)
Rating	Amortized Cost	Estimated Fair Value	Gross Unrealized Loss

AAA	$6,810	$5,545	$1,265

AA	568	318	250

A	437	186	251

BBB	327	264	63

Non-investment grade	289	188	101

Total	$8,431	$6,501	$1,930

The Company believes the decline in fair value was primarily attributable to broader deteriorating market conditions, liquidity concerns and widening bid/ask spreads brought about as a result of portfolio liquidations and is not indicative of the quality of the underlying collateral. Because the Company has the ability and intent to hold these investments until an anticipated recovery of fair value, which may be maturity, the Company considers these investments to be temporarily impaired at December 31, 2008.

States, Municipalities and Political Subdivisions – Tax-Exempt Securities

The unrealized losses on the Company’s investments in tax-exempt municipal securities were caused by overall market conditions, changes in credit spreads, and to a lesser extent, changes in interest rates. Market conditions in the tax-exempt sector were driven by significant selling pressure in the market particularly in the second half of 2008. This selling pressure was caused by a combination of factors that resulted in forced liquidations of municipal positions that increased supply while demand was decreasing. These conditions increased the yields of the sector far above historical norms sending prices down and increasing the Company’s unrealized losses. The Company invests in tax-exempt municipal securities as an asset class for economic benefits of the returns on the class compared to like after-tax returns on alternative classes. The holdings in this category include 742 securities in a gross unrealized loss position aggregating $1,232 million with all of these unrealized losses related to investment grade securities (rated BBB- or higher) as reflected in the following table that summarizes the ratings distribution of tax-exempt securities in an unrealized loss position at December 31, 2008.

Gross Unrealized Losses by Ratings Distribution

December 31, 2008
(In millions)
Rating	Amortized Cost	Estimated Fair Value	Gross Unrealized Loss

AAA	$2,044	$1,780	$264

AA	2,566	2,213	353

A	1,080	831	249

BBB	862	496	366

Total	$6,552	$5,320	$1,232

The portfolio consists primarily of special revenue and assessment bonds, representing 82% of the overall portfolio, followed by general obligation political subdivision bonds at 12%, and state general obligation bonds at 6%.

The largest exposures at December 31, 2008 as measured by unrealized losses were special revenue bonds issued by several states backed by tobacco settlement funds with unrealized losses of $360 million and several separate issues of Puerto Rico Sales Tax revenue bonds with unrealized losses of $118 million. All of these securities are investment grade. Based on the Company’s current evaluation of these securities and its ability and intent to hold them until an anticipated recovery in value, the Company does not consider these to be other-than-temporarily impaired at December 31, 2008.

The aggregate severity of the total unrealized losses was approximately 19% of amortized cost. Because the Company has the ability and intent to hold these investments until an anticipated recovery of fair value, which may be maturity, the Company considers these investments to be temporarily impaired at December 31, 2008. For the year ended December 31, 2008, there were OTTI losses of $1 million recorded on tax-exempt municipal securities.

Corporate and other Taxable Bonds

The holdings in this category include 794 securities in a gross unrealized loss position aggregating $2,538 million. The aggregate severity of the unrealized losses was approximately 25% of amortized cost.

The following tables summarize corporate and other taxable bonds in an unrealized loss position across industry sectors and by ratings distribution at December 31, 2008.

Gross Unrealized Losses by Industry Sector

December 31, 2008	Amortized Cost	Estimated Fair Value	Gross Unrealized Loss
(In millions)

Communications	$1,408	$1,088	$320
Consumer, Cyclical	1,372	947	425
Consumer, Non-cyclical	928	761	167
Energy	1,090	867	223
Financial	2,229	1,509	720
Industrial	843	616	227
Utilities	1,285	1,028	257
Other	819	620	199

Total	$9,974	$7,436	$2,538

Gross Unrealized Losses by Ratings Distribution

December 31, 2008
(In millions)

Rating	Amortized Cost	Estimated Fair Value	Gross Unrealized Loss

AAA	$116	$99	$17

AA	156	138	18

A	2,223	1,769	454

BBB	4,335	3,303	1,032

Non-investment grade	3,144	2,127	1,017

Total	$9,974	$7,436	$2,538

The Company has invested in securities with characteristics of both debt and equity investments, often referred to as hybrid debt securities. Such securities are typically debt instruments issued with long or extendable maturity dates, may provide for the ability to defer interest payments without defaulting and are usually lower in the capital structure of the issuer than traditional bonds. The financial industry sector presented above includes hybrid debt securities with an aggregate fair value of $595 million and an aggregate amortized cost of $1,004 million.

The decline in fair value was primarily attributable to deterioration and volatility in the broader credit markets that resulted in widening of credit spreads over risk free rates well beyond historical norms and macro conditions in certain sectors that the market viewed as out of favor. The Company monitors the financial performance of the corporate bond issuers for potential factors that may cause a change in outlook and addresses securities that are deemed to be OTTI. Because these declines were not related to any issuer specific credit events, and because the Company has the ability and intent to hold these investments until an anticipated recovery of fair value, which may be maturity, the Company considers these investments to be temporarily impaired at December 31, 2008. For the year ended December 31, 2008, there were OTTI losses of $585 million recorded on corporate and other taxable bonds.

Preferred Stock

The unrealized losses on the Company’s investments in preferred stock were caused by similar factors as those that affected the Company’s corporate bond portfolio. Approximately 85% of the gross unrealized losses in this category come from securities issued by financial institutions, 8% from utilities and 7% from communications. The holdings in this category include 40 securities in a gross unrealized loss position aggregating $362 million, with 93% of these unrealized losses attributable to non-redeemable preferred stocks. The following table summarizes preferred stocks by ratings distribution at December 31, 2008.

Gross Unrealized Losses by Ratings Distribution

December 31, 2008
(In millions)

Rating	Amortized Cost	Estimated Fair Value	Gross Unrealized Loss

A	$338	$217	$121

BBB	537	324	213

Non-investment grade	66	38	28

Total	$941	$579	$362

The Company believes the holdings in this category have been adversely impacted by significant credit spread widening brought on by a combination of factors in the capital markets. The majority of the securities in this category are related to the banking and mortgage industries and are experiencing what the Company believes to be temporarily depressed valuations. The Company has recorded other-than-temporary impairment losses on securities of those issuers that have been placed in conservatorship, have been acquired or have shown signs of other-than-temporary credit deterioration. The Company has been monitoring the capital raising efforts of the issuers in this sector, their ability to continue paying dividends and all other relevant news and believes, given current facts and circumstances, the remaining issuers in this sector with unrealized losses will recover in value. Because the Company has the ability and intent to hold these investments until an anticipated recovery of fair value, the Company considers these investments to be temporarily impaired at December 31, 2008. This evaluation was made on the basis that these securities possess characteristics similar to debt securities. For the year ended December 31, 2008, there were OTTI losses of $264 million recorded on preferred stock, primarily on Fannie Mae and Freddie Mac.

Contractual Maturity

The following table summarizes available-for-sale fixed maturity securities by contractual maturity at December 31, 2008 and 2007. Actual maturities may differ from contractual maturities because certain securities may be called or prepaid with or without call or prepayment penalties. Securities not due at a single date are allocated based on weighted average life.

Contractual Maturity	December 31, 2008		December 31, 2007
	Cost or Amortized Cost	Estimated Fair Value	Cost or Amortized Cost	Estimated Fair Value
(In millions)

Due in one year or less	$3,105	$2,707	$2,685	$2,678
Due after one year through five years	10,295	9,210	12,219	12,002
Due after five years through ten years	5,929	4,822	6,150	6,052
Due after ten years	14,825	12,147	13,157	13,348

Total	$34,154	$28,886	$34,211	$34,080

As of December 31, 2008 and 2007, the Company did not hold any non-income producing fixed maturity securities. As of December 31, 2008, no investments, other than investments in U.S. Treasury and U.S. Government agency securities, exceeded 10% of stockholders’ equity. As of December 31, 2007, no investments exceeded 10% of stockholders’ equity.

Limited Partnerships

The carrying value of limited partnerships as of December 31, 2008 and 2007 was approximately $1.7 billion and $2.2 billion. At December 31, 2008, limited partnerships comprising 41% of the total carrying value are reported on a current basis through December 31, 2008 with no reporting lag, 44% are reported on a one month lag and the remainder are reported on more than a one month lag. As of December 31, 2008 and 2007, the Company had 82 and 85 active limited partnership investments. The number of limited partnerships held and the strategies employed provide diversification to the limited partnership portfolio and the overall invested asset portfolio. Of the limited partnerships held, 89% or approximately $1.5 billion in carrying value at December 31, 2008 and 91% or approximately $2.0 billion at December 31, 2007 employ strategies that generate returns through investing in securities that are marketable while engaging in various risk management techniques primarily in fixed and public equity markets. Some of these limited partnership investment strategies may include low levels of leverage and hedging that potentially introduce more volatility and risk to the partnership returns. Limited partnerships representing 7% or $126 million at December 31, 2008 and 6% or $133 million at December 31, 2007 were invested in private equity. The remaining 4% or $61 million at December 31, 2008 and 3% or $71 million at December 31, 2007 were invested in various other partnerships including real estate. The ten largest limited partnership positions held totaled $915 million and $1.2 billion as of December 31, 2008 and 2007. Based on the most recent information available regarding the Company’s percentage ownership of the individual limited partnerships, the carrying value and related income reflected in the Company’s 2008 and 2007 Consolidated Financial Statements represents approximately 3% and 4% of the aggregate partnership equity and 3% and 2% of the changes in partnership equity for all limited partnership investments.

Investment Commitments

The Company’s investments in limited partnerships contain withdrawal provisions that typically require advanced written notice of up to 90 days for withdrawals.

As of December 31, 2008, the Company had committed approximately $302 million to future capital calls from various third-party limited partnership investments in exchange for an ownership interest in the related partnerships.

The Company invests in multiple bank loan participations as part of its overall investment strategy and has committed to additional future purchases and sales. The purchase and sale of these investments are recorded on the date that the legal agreements are finalized and cash settlement is made. As of December 31, 2008, the Company had commitments to purchase $2 million and sell $3 million of various bank loan participations. When loan participation purchases are settled and recorded they may contain both funded and unfunded amounts. An unfunded loan represents an obligation by the Company to provide additional amounts under the terms of the loan participation. The funded portions are reflected on the Consolidated Balance Sheets, while any unfunded amounts are not recorded until a draw is made under the loan facility. As of December 31, 2008, the Company had obligations on unfunded bank loan participations in the amount of $19 million.

Investments on Deposit

The Company may from time to time invest in securities that may be restricted in whole or in part. As of December 31, 2008 and 2007, the Company did not hold any significant positions in investments whose sale was restricted.

Cash and securities with carrying values of approximately $2.1 billion and $2.5 billion were deposited by the Company’s insurance subsidiaries under requirements of regulatory authorities as of December 31, 2008 and 2007.

Cash and securities with carrying values of approximately $10 million and $8 million were deposited with financial institutions as collateral for letters of credit as of December 31, 2008 and 2007. In addition, cash and securities were deposited in trusts with financial institutions to secure reinsurance and other obligations with various third parties. The carrying values of these deposits were approximately $284 million and $323 million as of December 31, 2008 and 2007.

Note C. Derivative Financial Instruments

The Company uses derivatives in the normal course of business, primarily in an attempt to reduce its exposure to market risk (principally interest rate risk, equity stock price risk and foreign currency risk) stemming from various assets and liabilities and credit risk (the ability of an obligor to make timely payment of principal and/or interest). The Company’s principal objective under such risk strategies is to achieve the desired reduction in economic risk, even if the position will not receive hedge accounting treatment.

The Company’s use of derivatives is limited by statutes and regulations promulgated by the various regulatory bodies to which it is subject, and by its own derivative policy. The derivative policy limits the authorization to initiate derivative transactions to certain personnel. Derivatives entered into for hedging, regardless of the choice to designate hedge accounting, shall have a maturity that effectively correlates to the underlying hedged asset or liability. The policy prohibits the use of derivatives containing greater than one-to-one leverage with respect to changes in the underlying price, rate or index. The policy also prohibits the use of borrowed funds, including funds obtained through securities lending, to engage in derivative transactions.

The Company has exposure to economic losses due to interest rate risk arising from changes in the level of, or volatility of, interest rates. The Company attempts to mitigate its exposure to interest rate risk through portfolio management, which includes rebalancing its existing portfolios of assets and liabilities, as well as changing the characteristics of investments to be purchased or sold in the future. In addition, various derivative financial instruments are used to modify the interest rate risk exposures of certain assets and liabilities. These strategies include the use of interest rate swaps, interest rate caps and floors, options, futures, forwards and commitments to purchase securities. These instruments are generally used to lock interest rates or market values, to shorten or lengthen durations of fixed maturity securities or investment contracts, or to hedge (on an economic basis) interest rate risks associated with investments and variable rate debt. The Company has used these types of instruments as designated hedges against specific assets or liabilities on an infrequent basis.

The Company is exposed to equity price risk as a result of its investment in equity securities and equity derivatives. Equity price risk results from changes in the level or volatility of equity prices, which affect the value of equity securities, or instruments that derive their value from such securities. The Company attempts to mitigate its exposure to such risks by limiting its investment in any one security or index. The Company may also manage this risk by utilizing instruments such as options, swaps, futures and collars to protect appreciation in securities held.

The Company has exposure to credit risk arising from the uncertainty associated with a financial instrument obligor’s ability to make timely principal and/or interest payments. The Company attempts to mitigate this risk by limiting credit concentrations, practicing diversification, and frequently monitoring the credit quality of issuers and counterparties. In addition, the Company may utilize credit derivatives such as credit default swaps to modify the credit risk inherent in certain investments. Credit default swaps involve a transfer of credit risk from one party to another in exchange for periodic payments. The Company infrequently designates these types of instruments as hedges against specific assets.

Foreign exchange rate risk arises from the possibility that changes in foreign currency exchange rates will impact the fair value of financial instruments denominated in a foreign currency. The Company’s foreign transactions are primarily denominated in British pounds, Euros and Canadian dollars. The Company typically manages this risk via asset/liability currency matching and through the use of foreign currency forwards. The Company has infrequently designated these types of instruments as hedges against specific assets or liabilities.

In addition to the derivatives used for risk management purposes described above, the Company will also use credit default swaps (CDS) to sell credit protection against a specified credit event. In selling credit protection, CDS are used to replicate fixed income securities when credit exposure to certain issuers is not available or when it is economically beneficial to transact in the derivative market compared to the cash market alternative. Credit risk includes both the default event risk and market value exposure due to fluctuations in credit spreads. In selling CDS protection, the Company receives a periodic premium in exchange for providing credit protection on a single name reference obligation or a credit derivative index. If there is an event of default as defined by the CDS agreement, the Company is required to pay the counterparty the referenced notional amount of the CDS contract and in exchange the Company is entitled to receive the referenced defaulted security or the cash equivalent.

At year-end 2008, the Company had $148 million notional value of outstanding CDS contracts where the Company sold credit protection. The maximum payment related to these CDS contracts is $148 million assuming there is no residual value in the defaulted securities that the Company would receive as part of the contract terminations. The current fair value of these contracts is a liability of $43 million which represents the amount that the Company would have to pay to exit these derivative positions.

The table below summarizes credit default swap contracts where the Company sold credit protection. The largest single reference obligation in the table below represents 20% of the total notional value and is rated AAA.

Credit Ratings of Underlying Reference Obligations

December 31, 2008
(In millions)	Fair Value of Credit Default Swaps	Maximum Amount of Future Payments under Credit Default Swaps	Weighted Average Years to Maturity
AAA/AA/A	$(8)	$40	12.3
BBB	(4)	55	3.1
BB	-	-	-
B	(2)	8	4.1
CCC and lower	(29)	45	4.5

Total	$(43)	$148	6.1

Credit exposure associated with non-performance by the counterparties to derivative instruments is generally limited to the uncollateralized fair value of the asset related to the instruments recognized on the Consolidated Balance Sheets. The Company attempts to mitigate the risk of non-performance by monitoring the creditworthiness of counterparties and diversifying derivatives to multiple counterparties. The Company generally requires that all over-the-counter derivative contracts be governed by an International Swaps and Derivatives Association (ISDA) Master Agreement, and exchanges collateral under the terms of these agreements with its derivative investment counterparties depending on the amount of the exposure and the credit rating of the counterparty. The Company does not offset its net derivative positions against the fair value of the collateral provided. The fair value of cash collateral provided by the Company was $74 million and $64 million at December 31, 2008 and 2007. The fair value of cash collateral received from counterparties was $6 million and $10 million at December 31, 2008 and 2007.

See Note D for information regarding the fair value of derivative instruments and Note A for information regarding the Company’s accounting policy.

A summary of the recognized gains (losses) related to derivative financial instruments follows.

Recognized Gains (Losses)

Years ended December 31	2008	2007	2006
(In millions)

Without hedge designation
Interest rate swaps	$(59)	$11	$14
Credit default swaps – purchased protection	86	95	(4)
Credit default swaps – sold protection	(35)	(40)	4
Futures purchased	-	7	-
Futures sold, not yet purchased	(11)	(38)	4
Currency forwards	2	(4)	-
Options embedded in convertible debt securities	1	1	-
Equity warrants	(2)	-	-

Trading activities
Futures purchased	(131)	-	65
Futures sold, not yet purchased	1	-	-

Total	$(148)	$32	$83

A summary of the aggregate contractual or notional amounts and gross estimated fair values related to derivative financial instruments follows. The contractual or notional amounts for derivatives are used to calculate the exchange of contractual payments under the agreements and may not be representative of the potential for gain or loss on these instruments.

Derivative Financial Instruments

	Contractual/
December 31, 2008	Notional	Estimated Fair Value
(In millions)	Amount	Asset	(Liability)

Without hedge designation
Interest rate swaps	$900	$-	$(66)
Credit default swaps – purchased protection	405	24	(2)
Credit default swaps – sold protection	148	-	(43)
Equity warrants	4	-	-

Total	$1,457	$24	$(111)

Derivative Financial Instruments

	Contractual/
December 31, 2007	Notional	Estimated Fair Value
(In millions)	Amount	Asset	(Liability)

Without hedge designation
Interest rate swaps	$451	$-	$(27)
Credit default swaps – purchased protection	928	61	(4)
Credit default swaps – sold protection	226	1	(31)
Equity warrants	4	2	-
Options embedded in convertible debt securities	3	-	-

Trading activities
Futures purchased	791	-	(4)
Futures sold, not yet purchased	135	-	-
Currency forwards	44	2	(1)

Total	$2,582	$66	$(67)

The Company’s derivative activities in the trading portfolio are associated with its pension deposit business, through which the Company is exposed to equity price risk associated with its indexed group annuity contracts. The derivatives held for trading purposes are carried at fair value with the related gains and losses included within Net investment income. A corresponding increase or decrease is reflected in the Policyholders’ funds reserves supported by the trading portfolio, which is included in Insurance claims and policyholders’ benefits on the Consolidated Statements of Operations. During 2008, the Company exited the indexed group annuity portion of its pension deposit business.

Note D. Fair Value

Fair value is the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1, as these are the most transparent or reliable.

Level 1 – Quoted prices for identical instruments in active markets.

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3 – Valuations derived from valuation techniques in which one or more significant inputs are not observable.

The Company attempts to establish fair value as an exit price in an orderly transaction consistent with normal settlement market conventions. The Company is responsible for the valuation process and seeks to obtain quoted market prices for all securities. When quoted market prices in active markets are not available, the Company uses a number of methodologies to establish fair value estimates including: discounted cash flow models, prices from recently executed transactions of similar securities, or broker/dealer quotes, utilizing market observable information to the extent possible. In conjunction with modeling activities, the Company may use external data as inputs. The modeled inputs are consistent with observable market information, when available, or with the Company’s assumptions as to what market participants would use to value the securities. The Company also uses pricing services as a significant source of data. The Company monitors all the pricing inputs to determine if the markets from which the data is gathered are active. As further validation of the Company’s valuation process, the Company samples past fair value estimates and compares the valuations to actual transactions executed in the market on similar dates.

Assets and Liabilities Measured at Fair Value

Assets and liabilities measured at fair value on a recurring basis are summarized below.

December 31, 2008	Level 1	Level 2	Level 3	Total Assets/(Liabilities) at fair value
(In millions)

Assets
Fixed maturity securities	$2,028	$24,367	$2,492	$28,887
Equity securities	567	94	210	871
Derivative financial instruments, included in Other invested assets	-	-	24	24
Short term investments	2,926	608	-	3,534
Life settlement contracts, included in Other assets	-	-	129	129
Discontinued operations investments, included in Other liabilities	83	59	15	157
Separate account business	40	306	38	384

Total assets	$5,644	$25,434	$2,908	$33,986

Liabilities
Derivative financial instruments, included in Other liabilities	$-	$-	$(111)	$(111)

Total liabilities	$-	$-	$(111)	$(111)

The table below presents a reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3), and presents changes in unrealized gains or losses recorded in net income for the year ended December 31, 2008 for Level 3 assets and liabilities.

Level 3	Balance at January 1, 2008	Net realized investment gains (losses) and net change in unrealized appreciation (depreciation) included in net income*	Net realized investment gains (losses) and net change in unrealized appreciation (depreciation) included in other comprehensive income	Purchases, sales, issuances and settlements	Net transfers in (out) of level 3	Balance at December 31, 2008	Unrealized gains (losses) recorded in net income on level 3 assets and liabilities held at December 31, 2008*
(In millions)
Fixed maturity securities	$2,684	$(379)	$(505)	$(178)	$870	$2,492	$(378)
Equity securities	196	(16)	6	25	(1)	210	(4)
Derivative financial instruments, net	2	(10)	-	(79)	-	(87)	(89)
Short term investments	85	-	-	-	(85)	-	-
Life settlement contracts	115	48	-	(34)	-	129	17
Discontinued operations investments	42	(1)	(5)	(4)	(17)	15	-
Separate account business	30	-	-	(18)	26	38	-

Total	$3,154	$(358)	$(504)	$(288)	$793	$2,797	$(454)

* Net realized and unrealized gains and losses shown above are reported in Net income as follows.

Major Category of Assets and Liabilities	Consolidated Statement of Operations Line Items
Fixed maturity securities	Net investment income and Realized investment gains (losses)

Equity securities	Realized investment gains (losses)

Derivative financial instruments (Assets)	Net investment income and Realized investment gains (losses)

Life settlement contracts	Other revenues

Derivative financial instruments (Liabilities)	Net investment income and Realized investment gains (losses)

Securities transferred into Level 3 for the twelve months ended December 31, 2008 relate primarily to tax-exempt auction rate certificates, included within Fixed maturity securities. These were previously valued using observable prices for similar securities, but due to decreased market activity, fair value is determined by cash flow models using market observable and unobservable inputs. Unobservable inputs include the maturity assumption.

The following section describes the valuation methodologies used to measure different financial instruments at fair value, including an indication of the level in the fair value hierarchy in which the instrument is generally classified.

Fixed Maturity Securities

Level 1 securities include highly liquid government bonds for which quoted market prices are available. The remaining fixed maturity securities are valued using pricing for similar securities, recently executed transactions, cash flow models with yield curves, broker/dealer quotes and other pricing models utilizing observable inputs. The valuation for most fixed income securities, excluding government bonds, is classified as Level 2. Securities within Level 2 include certain corporate bonds, municipal bonds, asset-backed securities, mortgage-backed pass-through securities and redeemable preferred stock. Securities are generally assigned to Level 3 in cases where broker/dealer quotes are significant inputs to the valuation and there is a lack of transparency as to whether these quotes are based on information that is observable in the marketplace. Level 3 securities include certain corporate bonds, asset-backed securities, municipal bonds and redeemable preferred stock.

Equity Securities

Level 1 securities include publicly traded securities valued using quoted market prices. Level 2 securities are primarily non-redeemable preferred securities and common stocks valued using pricing for similar securities, recently executed transactions, broker/dealer quotes and other pricing models utilizing observable inputs.

Level 3 securities include one equity security, which represents 87% of the total, in an entity which is not publicly traded and is valued based on a discounted cash flow analysis model, adjusted for the Company’s assumption regarding an inherent lack of liquidity in the security. The remaining non-redeemable preferred stocks and equity securities are primarily valued using inputs including broker/dealer quotes for which there is a lack of transparency as to whether these quotes are based on information that is observable in the marketplace.

Derivative Financial Instruments

Exchange traded derivatives are valued using quoted market prices and are classified within Level 1 of the fair value hierarchy. Level 2 derivatives primarily include currency forwards valued using observable market forward rates. Over-the-counter (OTC) derivatives, principally interest rate swaps, credit default swaps, equity warrants and options, are valued using inputs including broker/dealer quotes and are classified within Level 3 of the valuation hierarchy due to a lack of transparency as to whether these quotes are based on information that is observable in the marketplace.

Short Term Investments

The valuation of securities that are actively traded or have quoted prices are classified as Level 1. These securities include money market funds and treasury bills. Level 2 includes commercial paper, for which all inputs are observable.

Life Settlement Contracts

The fair values of life settlement contracts are estimated using discounted cash flows based on the Company’s own assumptions for mortality, premium expense, and the rate of return that a buyer would require on the contracts, as no comparable market pricing data is available.

Discontinued Operations Investments

Assets relating to CNA’s discontinued operations include fixed maturity securities and short term investments. The valuation methodologies for these asset types have been described above.

Separate Account Business

Separate account business includes fixed maturity securities, equities and short term investments. The valuation methodologies for these asset types have been described above.

Assets and Liabilities Not Measured at Fair Value

The carrying amount and estimated fair value of the Company’s financial instrument assets and liabilities which are not measured at fair value on the Consolidated Balance Sheets are listed in the table below.

Financial Assets and Liabilities

December 31	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
(In millions)

Financial assets
Notes receivable for the issuance of common stock	$42	$42	$51	$51

Financial liabilities
Premium deposits and annuity contracts	$111	$113	$826	$826
Short term debt	-	-	350	350
Long term debt	2,058	1,585	1,807	1,851

The following methods and assumptions were used by CNA in estimating the fair value of these financial assets and liabilities.

The fair values of notes receivable for the issuance of common stock were estimated using discounted cash flows utilizing interest rates currently offered for obligations securitized with similar collateral.

Premium deposits and annuity contracts were valued based on cash surrender values, estimated fair values or policyholder liabilities, net of amounts ceded related to sold business.

CNAF’s senior notes and debentures were valued based on quoted market prices. The fair value for other long term debt was estimated using discounted cash flows based on current incremental borrowing rates for similar borrowing arrangements.

The carrying amounts reported on the Consolidated Balance Sheets for Cash, Short term investments, Accrued investment income, Receivables for securities sold, Federal income taxes recoverable/payable, Collateral on loaned securities and derivatives, Payables for securities purchased, and certain other assets and other liabilities approximate fair value because of the short term nature of these items. These assets and liabilities are not listed in the table above.

Non-financial instruments such as real estate, deferred acquisition costs, property and equipment, deferred income taxes and intangibles, and certain financial instruments such as insurance reserves and leases are excluded from the fair value disclosures. Therefore, the fair value amounts disclosed in this note cannot be aggregated to determine the underlying economic value of the Company.

Note E. Income Taxes

The CNA Tax Group is included in the consolidated federal income tax return of Loews and its eligible subsidiaries. Loews and CNA have agreed that for each taxable year, CNA will 1) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of the CNA Tax Group in the Loews consolidated federal income tax return, or 2) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by the CNA Tax Group filing a separate consolidated tax return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without the CNA Tax Group, CNA may be required to repay tax recoveries previously received from Loews. This agreement may be cancelled by either party upon 30 days written notice.

For the years ended December 31, 2008, 2007 and 2006, CNA paid Loews $65 million, $354 million and $120 million related to federal income taxes. CNA’s consolidated federal income taxes payable at December 31, 2008 reflects a $299 million recoverable from Loews and a $5 million payable related to affiliates less than 80% owned and/or foreign subsidiaries, which settle their income taxes directly with the Internal Revenue Service (IRS) and/or foreign jurisdictions. At December 31, 2007, CNA’s consolidated federal income taxes payable included a $5 million payable to Loews and a $3 million recoverable related to affiliates less than 80% owned.

For 2009, 2008 and 2007, the IRS has invited Loews and the Company to participate in the Compliance Assurance Process (CAP), which is a voluntary program for a limited number of large corporations. Under CAP, the IRS conducts a real–time audit and works contemporaneously with the Company to resolve any issues prior to the filing of the tax return. Loews and the Company have agreed to participate. The Company believes that this approach should reduce tax-related uncertainties, if any. In 2008, the IRS completed its review of the Loews consolidated federal income tax return for 2007 and made no changes to the computed tax.

The Loews consolidated federal income tax return for 2006 is subject to examination by the IRS. The Loews consolidated federal income tax return for 2005 was settled with the IRS in 2007. The outcome of the 2005 examination did not have a material effect on the results of operations of the Company. The Loews consolidated federal income tax returns for 2002-2004 were settled with the IRS, including related carryback claims for refund, which were approved by the Joint Committee on Taxation in 2006. As a result, the Company recorded a federal income tax benefit of $10 million, including a $7 million tax benefit related to Discontinued Operations, resulting primarily from the release of federal income tax reserves, and net refund interest of $2 million, net of tax. In 2006, the Company received from Loews $63 million related to the net tax settlement for the 2002-2004 tax returns and $4 million related to net refund interest.

The Company adopted FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized an increase to beginning retained earnings on January 1, 2007 of $5 million. The total amount of unrecognized tax benefits as of the date of adoption was $3 million. Included in the balance at January 1, 2007, was $2 million of tax positions that if recognized would have affected the effective tax rate. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows.

Reconciliation of Unrecognized Tax Benefits

Year ended December 31 (In millions)	2008	2007

Balance at January 1	$-	$3
Reductions for tax positions of prior years	-	(2)
Settlements	-	(1)

Balance at December 31	$-	$-

At December 31, 2008, there is no unrecognized tax benefit: 1) that if recognized would affect the effective tax rate and 2) that is reasonably possible of significantly increasing or decreasing within the next 12 months.

The Company recognizes interest accrued related to: 1) unrecognized tax benefits in Interest expense and 2) tax refund claims in Other revenues on the Consolidated Statements of Operations. The Company recognizes penalties (if any) in Income tax expense (benefit) on the Consolidated Statements of Operations. During 2008, the Company recognized no interest and no penalties. During 2007, the Company recognized $1 million of interest income and no penalties. There are no amounts accrued for interest or penalties at December 31, 2008 and 2007. The Company had $2 million accrued for the payment of interest and no amount accrued for the payment of penalties at January 1, 2007.

A reconciliation between CNA’s federal income tax (expense) benefit at statutory rates and the recorded income tax (expense) benefit, after giving effect to minority interest, but before giving effect to discontinued operations, is as follows.

Tax Reconciliation

Years ended December 31	2008	2007	2006
(In millions)

Income tax (expense) benefit at statutory rates	$198	$(428)	$(577)
Tax benefit from tax exempt income	118	100	75
Other tax (expense) benefit, including IRS settlements	(5)	11	33

Effective income tax (expense) benefit	$311	$(317)	$(469)

Provision has been made for the expected U.S. federal income tax liabilities applicable to undistributed earnings of subsidiaries, except for certain subsidiaries for which the Company intends to invest the undistributed earnings indefinitely, or recover such undistributed earnings tax-free. At December 31, 2008, the Company has not provided deferred taxes of $147 million, if sold through a taxable sale, on $419 million of undistributed earnings related to a domestic affiliate. Additionally, at December 31, 2008, the Company has not provided deferred taxes of $5 million on $13 million of undistributed earnings related to a foreign subsidiary.

The current and deferred components of CNA’s income tax (expense) benefit, excluding taxes on discontinued operations, are as follows.

Current and Deferred Taxes

Years ended December 31	2008	2007	2006
(In millions)

Current tax (expense) benefit	$137	$(418)	$(296)
Tax benefit recognized for FIN 48 uncertainties in the income statement	-	2	-
Deferred tax (expense) benefit	174	99	(173)

Total income tax (expense) benefit	$311	$(317)	$(469)

The deferred tax effects of the significant components of CNA’s deferred tax assets and liabilities are set forth in the table below. The amounts presented for 2007 for life reserves (included in other liabilities below), investment valuation differences and deferred acquisition costs in the table below have been corrected from $89 million, $286 million and $(635) million to $(17) million, $8 million and $(251) million. These corrections, which relate to the presentation of certain components of deferred taxes following the sale of an entity in a prior year, had no impact on the net deferred tax asset at December 31, 2007.

Components of Net Deferred Tax Asset

December 31	2008	2007
(In millions)

Deferred Tax Assets:
Insurance reserves:
Property and casualty claim and claim adjustment expense reserves	$731	$771
Unearned premium reserves	234	243
Other insurance reserves	24	24
Receivables	169	231
Employee benefits	282	116
Life settlement contracts	70	73
Investment valuation differences	302	8
Net unrealized losses	1,905	-
Net operating loss carried forward	24	19
Other assets	228	199

Gross deferred tax assets	3,969	1,684

Deferred Tax Liabilities:
Deferred acquisition costs	241	251
Net unrealized gains	-	25
Other liabilities	235	210

Gross deferred tax liabilities	476	486

Net deferred tax asset	$3,493	$1,198

Although realization of deferred tax assets is not assured, management believes it is more likely than not that the recognized net deferred tax asset will be realized through recoupment of ordinary and capital taxes paid in prior carryback years and through future earnings, reversal of existing temporary differences and available tax planning strategies. As a result, no valuation allowance was recorded at December 31, 2008 or 2007.

Note F. Claim and Claim Adjustment Expense Reserves

CNA’s property and casualty insurance claim and claim adjustment expense reserves represent the estimated amounts necessary to resolve all outstanding claims, including claims that are incurred but not reported (IBNR) as of the reporting date. The Company’s reserve projections are based primarily on detailed analysis of the facts in each case, CNA’s experience with similar cases and various historical development patterns. Consideration is given to such historical patterns as field reserving trends and claims settlement practices, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes. All of these factors can affect the estimation of claim and claim adjustment expense reserves.

Establishing claim and claim adjustment expense reserves, including claim and claim adjustment expense reserves for catastrophic events that have occurred, is an estimation process. Many factors can ultimately affect the final settlement of a claim and, therefore, the necessary reserve. Changes in the law, results of litigation, medical costs, the cost of repair materials and labor rates can all affect ultimate claim costs. In addition, time can be a critical part of reserving determinations since the longer the span between the incidence of a loss and the payment or settlement of the claim, the more variable the ultimate settlement amount can be. Accordingly, short-tail claims, such as property damage claims, tend to be more reasonably estimable than long-tail claims, such as general liability and professional liability claims. Adjustments to prior year reserve estimates, if necessary, are reflected in the results of operations in the period that the need for such adjustments is determined.

Catastrophes are an inherent risk of the property and casualty insurance business and have contributed to material period-to-period fluctuations in the Company’s results of operations and/or equity. The Company reported catastrophe losses, net of reinsurance, of $358 million, $78 million and $59 million for the years ended December 31, 2008, 2007 and 2006 for events occurring in those years. The catastrophe losses in 2008 related primarily to Hurricanes Gustav and Ike. There can be no assurance that CNA’s ultimate cost for catastrophes will not exceed current estimates.

The table below provides a reconciliation between beginning and ending claim and claim adjustment expense reserves, including claim and claim adjustment expense reserves of the life company.

Reconciliation of Claim and Claim Adjustment Expense Reserves

As of and for the years ended December 31	2008	2007	2006
(In millions)

Reserves, beginning of year:
Gross	$28,588	$29,636	$30,938
Ceded	7,056	8,191	10,605

Net reserves, beginning of year	21,532	21,445	20,333

Net incurred claim and claim adjustment expenses:
Provision for insured events of current year	5,193	4,939	4,840
(Decrease) increase in provision for insured events of prior years	(5)	231	361
Amortization of discount	123	120	121

Total net incurred (a)	5,311	5,290	5,322

Net payments attributable to:
Current year events	1,034	867	835
Prior year events	4,328	4,447	3,439
Reinsurance recoverable against net reserve transferred under retroactive reinsurance agreements	(10)	(17)	(13)

Total net payments (b)	5,352	5,297	4,261

Foreign currency translation adjustment	(186)	94	51

Net reserves, end of year	21,305	21,532	21,445
Ceded reserves, end of year	6,288	7,056	8,191

Gross reserves, end of year	$27,593	$28,588	$29,636

(a)

Total net incurred above does not agree to Insurance claims and policyholders’ benefits as reflected on the Consolidated Statements of Operations due to expenses incurred related to uncollectible reinsurance and loss deductible receivables, and benefit expenses related to future policy benefits and policyholders’ funds, which are not reflected in the table above.

(b)	In 2006, net payments were decreased by $935 million due to the impact of significant commutations.

The changes in provision for insured events of prior years (net prior year claim and claim adjustment expense reserve development) were as follows.

Reserve Development

Years ended December 31	2008	2007	2006
(In millions)

Asbestos and environmental pollution	$110	$7	$-
Other	(117)	213	332

Property and casualty reserve development	(7)	220	332

Life reserve development in life company	2	11	29

Total	$(5)	$231	$361

The following tables summarize the gross and net carried reserves as of December 31, 2008 and 2007.

December 31, 2008

Gross and Net Carried
Claim and Claim Adjustment Expense Reserves	Standard	Specialty	Life & Group	Corporate & Other
(In millions)	Lines	Lines	Non-Core	Non-Core	Total

Gross Case Reserves	$6,158	$2,719	$2,473	$1,823	$13,173
Gross IBNR Reserves	5,890	5,563	389	2,578	14,420

Total Gross Carried Claim and Claim Adjustment Expense Reserves	$12,048	$8,282	$2,862	$4,401	$27,593

Net Case Reserves	$4,995	$2,149	$1,656	$1,126	$9,926
Net IBNR Reserves	4,875	4,694	249	1,561	11,379

Total Net Carried Claim and Claim Adjustment Expense Reserves	$9,870	$6,843	$1,905	$2,687	$21,305

December 31, 2007

Gross and Net Carried
Claim and Claim Adjustment Expense Reserves	Standard	Specialty	Life & Group	Corporate & Other
(In millions)	Lines	Lines	Non-Core	Non-Core	Total

Gross Case Reserves	$5,988	$2,585	$2,554	$2,159	$13,286
Gross IBNR Reserves	6,060	5,818	473	2,951	15,302

Total Gross Carried Claim and Claim Adjustment Expense Reserves	$12,048	$8,403	$3,027	$5,110	$28,588

Net Case Reserves	$4,750	$2,090	$1,583	$1,328	$9,751
Net IBNR Reserves	5,170	4,527	297	1,787	11,781

Total Net Carried Claim and Claim Adjustment Expense Reserves	$9,920	$6,617	$1,880	$3,115	$21,532

The following provides discussion of the Company’s Asbestos and Environmental Pollution (A&E) reserves.

A&E Reserves

CNA’s property and casualty insurance subsidiaries have actual and potential exposures related to A&E claims.

Establishing reserves for A&E claim and claim adjustment expenses is subject to uncertainties that are greater than those presented by other claims. Traditional actuarial methods and techniques employed to estimate the ultimate cost of claims for more traditional property and casualty exposures are less precise in estimating claim and claim adjustment expense reserves for A&E, particularly in an environment of emerging or potential claims and coverage issues that arise from industry practices and legal, judicial and social conditions. Therefore, these traditional actuarial methods and techniques are necessarily supplemented with additional estimating techniques and methodologies, many of which involve significant judgments that are required of management. Accordingly, a high degree of uncertainty remains for the Company’s ultimate liability for A&E claim and claim adjustment expenses.

In addition to the difficulties described above, estimating the ultimate cost of both reported and unreported A&E claims is subject to a higher degree of variability due to a number of additional factors, including among others: the number and outcome of direct actions against the Company; coverage issues, including whether certain costs are covered under the policies and whether policy limits apply; allocation of liability among numerous parties, some of whom may be in bankruptcy proceedings, and in particular the application of “joint and several” liability to specific insurers on a risk; inconsistent court decisions and developing legal theories;

continuing aggressive tactics of plaintiffs’ lawyers; the risks and lack of predictability inherent in major litigation; enactment of state and federal legislation to address asbestos claims; increases and decreases in asbestos and environmental pollution claims which cannot now be anticipated; increases and decreases in costs to defend asbestos and pollution claims; changing liability theories against the Company’s policyholders in environmental matters; possible exhaustion of underlying umbrella and excess coverage; and future developments pertaining to the Company’s ability to recover reinsurance for asbestos and pollution claims.

CNA has annually performed ground up reviews of all open A&E claims to evaluate the adequacy of the Company’s A&E reserves. In performing its comprehensive ground up analysis, the Company considers input from its professionals with direct responsibility for the claims, inside and outside counsel with responsibility for representation of the Company and its actuarial staff. These professionals review, among many factors, the policyholder’s present and predicted future exposures, including such factors as claims volume, trial conditions, prior settlement history, settlement demands and defense costs; the impact of asbestos defendant bankruptcies on the policyholder; the policies issued by CNA, including such factors as aggregate or per occurrence limits, whether the policy is primary, umbrella or excess, and the existence of policyholder retentions and/or deductibles; the existence of other insurance; and reinsurance arrangements.

The following table provides data related to CNA’s A&E claim and claim adjustment expense reserves.

A&E Reserves
	December 31, 2008		December 31, 2007
	Asbestos	Environmental Pollution	Asbestos	Environmental Pollution
(In millions)

Gross reserves	$2,112	$392	$2,352	$367
Ceded reserves	(910)	(130)	(1,030)	(125)

Net reserves	$1,202	$262	$1,322	$242

Asbestos

CNA’s property and casualty insurance subsidiaries have exposure to asbestos-related claims. Estimation of asbestos-related claim and claim adjustment expense reserves involves limitations such as inconsistency of court decisions, specific policy provisions, allocation of liability among insurers and insureds, and additional factors such as missing policies and proof of coverage. Furthermore, estimation of asbestos-related claims is difficult due to, among other reasons, the proliferation of bankruptcy proceedings and attendant uncertainties, the targeting of a broader range of businesses and entities as defendants, the uncertainty as to which other insureds may be targeted in the future and the uncertainties inherent in predicting the number of future claims.

The Company recorded $27 million and $6 million of unfavorable asbestos-related net claim and claim adjustment expense reserve development for the years ended December 31, 2008 and 2007. The Company recorded no asbestos-related net claim and claim adjustment expense reserve development recorded for the year ended December 31, 2006. The Company paid asbestos-related claims, net of reinsurance recoveries, of $147 million, $136 million and $102 million for the years ended December 31, 2008, 2007 and 2006.

The ultimate cost of reported claims, and in particular A&E claims, is subject to a great many uncertainties, including future developments of various kinds that CNA does not control and that are difficult or impossible to foresee accurately. With respect to the litigation identified below in particular, numerous factual and legal issues remain unresolved. Rulings on those issues by the courts are critical to the evaluation of the ultimate cost to the Company. The outcome of the litigation cannot be predicted with any reliability. Accordingly, the extent of losses beyond any amounts that may be accrued are not readily determinable at this time.

Some asbestos-related defendants have asserted that their insurance policies are not subject to aggregate limits on coverage. CNA has such claims from a number of insureds. Some of these claims involve insureds facing exhaustion of products liability aggregate limits in their policies, who have asserted that their asbestos-related claims fall within so-called “non-products” liability coverage contained within their policies rather than products liability coverage, and that the claimed “non-products” coverage is not subject to any aggregate limit. It is difficult to predict the ultimate size of any of the claims for coverage purportedly not subject to aggregate limits or predict to what extent, if any, the attempts to assert “non-products” claims outside the products liability aggregate will succeed. CNA’s policies also contain other limits applicable to these claims and the Company has additional coverage defenses to certain claims. CNA has attempted to manage its asbestos exposure by aggressively seeking to settle claims on acceptable terms. There can be no assurance that any of these settlement efforts will be successful, or that any such claims can be settled on terms acceptable to CNA. Where the Company cannot settle a claim on acceptable terms, CNA aggressively litigates the claim. However, adverse developments with respect to such matters could have a material adverse effect on the Company’s results of operations and/or equity.

Certain asbestos claim litigation in which CNA is currently engaged is described below:

On February 13, 2003, CNA announced it had resolved asbestos-related coverage litigation and claims involving A.P. Green Industries, A.P. Green Services and Bigelow–Liptak Corporation. Under the agreement, CNA is required to pay $70 million, net of reinsurance recoveries, over a ten year period commencing after the final approval of a bankruptcy plan of reorganization. The settlement received initial bankruptcy court approval on August 18, 2003. The debtor’s plan of reorganization includes an injunction to protect CNA from any future claims. The bankruptcy court issued an opinion on September 24, 2007 recommending confirmation of that plan. On July 25, 2008, the District Court affirmed the Bankruptcy Court’s ruling. Several insurers have appealed that ruling to the Third Circuit Court of Appeals; that appeal is pending at this time.

CNA is engaged in insurance coverage litigation in New York State Court, filed in 2003, with a defendant class of underlying plaintiffs who have asbestos bodily injury claims against the former Robert A. Keasbey Company (Keasbey) (Continental Casualty Co. v. Employers Ins. of Wausau et al., No. 601037/03 (N.Y. County)). Keasbey, a currently dissolved corporation, was a seller and installer of asbestos-containing insulation products in New York and New Jersey. Thousands of plaintiffs have filed bodily injury claims against Keasbey. However, under New York court rules, asbestos claims are not cognizable unless they meet certain minimum medical impairment standards. Since 2002, when these court rules were adopted, only a small portion of such claims have met medical impairment criteria under New York court rules and as to the remaining claims, Keasbey’s involvement at a number of work sites is a highly contested issue.

CNA issued Keasbey primary policies for 1970-1987 and excess policies for 1971-1978. CNA has paid an amount substantially equal to the policies’ aggregate limits for products and completed operations claims in the confirmed CNA policies. Claimants against Keasbey allege, among other things, that CNA owes coverage under sections of the policies not subject to the aggregate limits, an allegation CNA vigorously contests in the lawsuit. In the litigation, CNA and the claimants seek declaratory relief as to the interpretation of various policy provisions.

On December 30, 2008, a New York appellate court entered a unanimous decision in favor of CNA on multiple alternative grounds including findings that claims arising out of Keasbey’s asbestos insulating activities are included within the products hazard/completed operations coverage, which has been exhausted; and that the defendant claimant class is subject to the affirmative defenses that CNA may have had against Keasbey, barring all coverage claims. The parties have the right to seek further appellate review of the decision.

CNA has insurance coverage disputes related to asbestos bodily injury claims against a bankrupt insured, Burns & Roe Enterprises, Inc. (Burns & Roe). These disputes are currently part of coverage litigation (stayed in view of the bankruptcy) and an adversary proceeding in In re: Burns & Roe Enterprises, Inc., pending in the U.S. Bankruptcy Court for the District of New Jersey, No. 00-41610. Burns & Roe provided engineering and related services in connection with construction projects. At the time of its bankruptcy filing, on December 4, 2000, Burns & Roe asserted that it faced approximately 11,000 claims alleging bodily injury resulting from exposure to asbestos as a result of construction projects in which Burns & Roe was involved. CNA allegedly provided primary liability coverage to Burns & Roe from 1956-1969 and 1971-1974, along with certain project-specific policies from 1964-1970. In September of 2007, CNA entered into an agreement with Burns & Roe, the Official Committee of Unsecured Creditors appointed by the Bankruptcy Court and the Future Claims Representative (the “Addendum”), which provides that claims allegedly covered by CNA policies will be adjudicated in the tort system, with any coverage disputes related to those claims to be decided in coverage litigation. With the approval of the Bankruptcy Court, Burns & Roe included the Addendum as part of its Fourth Amended Plan (the “Plan”), which was filed on June 9, 2008. Burns & Roe requested a confirmation hearing before the Bankruptcy Court and District Court jointly, and that hearing was held in December of 2008. There has been no ruling. With respect to both confirmation of the Plan and coverage issues, numerous factual and legal issues remain to be resolved that are critical to the final result, the outcome of which cannot be predicted with any reliability. These factors include, among others: (a) whether the Company has any further responsibility to compensate claimants against Burns & Roe under its policies and, if so, under which; (b) whether the Company’s responsibilities under its policies extend to a particular claimant’s entire claim or only to a limited percentage of the claim; (c) whether the Company’s responsibilities under its policies are limited by the occurrence limits or other provisions of the policies; (d) whether certain exclusions, including professional liability exclusions, in some of the Company’s policies apply to exclude certain claims; (e) the extent to which claimants can establish exposure to asbestos materials as to which Burns & Roe has any responsibility; (f) the legal theories which must be pursued by such claimants to establish the liability of Burns & Roe and whether such theories can, in fact, be established; (g) the diseases and damages alleged by such claimants; (h) the extent that any liability of Burns & Roe would be shared with other potentially responsible parties; (i) whether the Plan, which includes the Addendum, will be approved by the Bankruptcy Court in its current form; and (j) the impact of bankruptcy proceedings on claims and coverage issue resolution. Accordingly, the extent of losses beyond any amounts that may be accrued are not readily determinable at this time.

Suits have also been initiated directly against the CNA companies and numerous other insurers in two jurisdictions: Texas and Montana. Approximately 80 lawsuits were filed in Texas beginning in 2002, against two CNA companies and numerous other insurers and non-insurer corporate defendants asserting liability for failing to warn of the dangers of asbestos (e.g. Boson v. Union Carbide Corp., (Nueces County, Texas)). During 2003, several of the Texas suits were dismissed and while certain of the Texas courts’ rulings were appealed, plaintiffs later dismissed their appeals. A different Texas court, however, denied similar motions seeking dismissal. After that court denied a related challenge to jurisdiction, the insurers transferred the case, among others, to a state multi-district litigation court in Harris County charged with handling asbestos cases. In February 2006, the insurers petitioned the appellate court in Houston for an order of mandamus, requiring the multi-district litigation court to dismiss the case on jurisdictional and substantive grounds. On February 29, 2008, the appellate court denied the insurers’ mandamus petition on procedural grounds, but did not reach a decision on the merits of the petition. Instead, the appellate court allowed to stand the multi-district litigation court’s determination that the case remained on its inactive docket and that no further action can be taken unless qualifying reports are filed or the filing of such reports is waived. With respect to the cases that are still pending in Texas, in June 2008, plaintiffs in the only active case dropped the remaining CNA company from that suit, leaving only inactive cases against CNA companies. In those inactive cases, numerous factual and legal issues remain to be resolved that are critical to the final result, the outcome of which cannot be predicted with any reliability. These factors include: (a) the speculative nature and unclear scope of any alleged duties owed to individuals exposed to asbestos and the resulting uncertainty as to the potential pool of potential claimants; (b) the fact that imposing such duties on all insurer and non-insurer corporate defendants would be unprecedented and, therefore, the legal boundaries of recovery are difficult to estimate; (c) the fact that many of the claims brought to date are barred by the Statute of Limitations and it is unclear whether future claims would also be barred; (d) the unclear nature of the required nexus between the acts of the defendants and the right of any particular claimant to recovery; and (e) the existence of hundreds of co-defendants in some of the suits and the applicability of the legal theories pled by the claimants to thousands of potential defendants. Accordingly, the extent of losses beyond any amounts that may be accrued is not readily determinable at this time.

On March 22, 2002, a direct action was filed in Montana (Pennock, et al. v. Maryland Casualty, et al. First Judicial District Court of Lewis & Clark County, Montana) by eight individual plaintiffs (all employees of W.R. Grace & Co. (W.R. Grace)) and their spouses against CNA, Maryland Casualty and the State of Montana. This action alleges that the carriers failed to warn of or otherwise protect W.R. Grace employees from the dangers of asbestos at a W.R. Grace vermiculite mining facility in Libby, Montana. The Montana direct action is currently stayed because of W.R. Grace’s pending bankruptcy. On April 7, 2008, W.R. Grace announced a settlement in principle with the asbestos personal injury claimants committee subject to confirmation of a plan of reorganization by the bankruptcy court. The confirmation hearing is currently scheduled to begin in April 2009. The settlement in principle with the asbestos claimants has no present impact on the stay currently imposed on the Montana direct action and with respect to such claims, numerous factual and legal issues remain to be resolved that are critical to the final result, the outcome of which cannot be predicted with any reliability. These factors include: (a) the unclear nature and scope of any alleged duties owed to people exposed to asbestos and the resulting uncertainty as to the potential pool of potential claimants; (b) the potential application of Statutes of Limitation to many of the claims which may be made depending on the nature and scope of the alleged duties; (c) the unclear nature of the required nexus between the acts of the defendants and the right of any particular claimant to recovery; (d) the diseases and damages claimed by such claimants; (e) the extent that such liability would be shared with other potentially responsible parties; and (f) the impact of bankruptcy proceedings on claims resolution. Accordingly, the extent of losses beyond any amounts that may be accrued are not readily determinable at this time.

CNA is vigorously defending these and other cases and believes that it has meritorious defenses to the claims asserted. However, there are numerous factual and legal issues to be resolved in connection with these claims, and it is extremely difficult to predict the outcome or ultimate financial exposure represented by these matters. Adverse developments with respect to any of these matters could have a material adverse effect on CNA’s business, insurer financial strength and debt ratings, results of operations and/or equity.

Environmental Pollution

The Company recorded $83 million and $1 million of unfavorable environmental pollution net claim and claim adjustment expense reserve development for the years ended December 31, 2008 and 2007. There was no environmental pollution net claim and claim adjustment expense reserve development recorded for the year ended December 31, 2006. The Company paid environmental pollution-related claims, net of reinsurance recoveries, of $63 million, $44 million and $51 million for the years ended December 31, 2008, 2007 and 2006.

Net Prior Year Development

Changes in estimates of claim and allocated claim adjustment expense reserves and premium accruals, net of reinsurance, for prior years are defined as net prior year development. These changes can be favorable or unfavorable. The following tables and discussion include the net prior year development recorded for Standard Lines, Specialty Lines and Corporate & Other Non-Core segments for the years ended December 31, 2008, 2007 and 2006. The net prior year development presented below includes premium development due to its direct relationship to claim and claim adjustment expense reserve development. The net prior year development presented below includes the impact of commutations, but excludes the impact of increases or decreases in the allowance for uncollectible reinsurance. See Note H for further discussion of the provision for uncollectible reinsurance.

Unfavorable net prior year development of $15 million, $147 million and $13 million was recorded in the Life & Group Non-Core segment for the years ended December 31, 2008, 2007 and 2006. The 2007 net prior year development primarily related to the settlement of the IGI contingency. The IGI contingency related to reinsurance arrangements with respect to personal accident insurance coverages provided between 1997 and 1999 which were the subject of arbitration proceedings. The Company reached agreement in 2007 to settle the arbitration matter for a one-time payment of $250 million, which resulted in an incurred loss, net of reinsurance, of $167 million pretax.

2008 Net Prior Year Development

(In millions)	Standard Lines	Specialty Lines	Corporate & Other Non- Core	Total
Pretax unfavorable (favorable) net prior year claim and allocated claim adjustment expense reserve development:

Core (Non-A&E)	$(34)	$(164)	$13	$(185)
A&E	-	-	110	110

Pretax unfavorable (favorable) net prior year development before impact of premium development	(34)	(164)	123	(75)

Pretax unfavorable (favorable) premium development	16	(20)	(1)	(5)

Total pretax unfavorable (favorable) net prior year development	$(18)	$(184)	$122	$(80)

2007 Net Prior Year Development

(In millions)	Standard Lines	Specialty Lines	Corporate & Other Non- Core	Total

Pretax unfavorable (favorable) net prior year claim and allocated claim adjustment expense reserve development:

Core (Non-A&E)	$(104)	$(25)	$84	$(45)
A&E	-	-	7	7

Pretax unfavorable (favorable) net prior year development before impact of premium development	(104)	(25)	91	(38)

Pretax favorable premium development	(19)	(11)	(5)	(35)

Total pretax unfavorable (favorable) net prior year development	$(123)	$(36)	$86	$(73)

2006 Net Prior Year Development

(In millions)	Standard Lines	Specialty Lines	Corporate & Other Non- Core	Total
Pretax unfavorable (favorable) net prior year claim and allocated claim adjustment expense reserve development:

Core (Non-A&E)	$208	$(61)	$86	$233
A&E	-	-	-	-

Pretax unfavorable (favorable) net prior year development before impact of premium development	208	(61)	86	233

Pretax unfavorable (favorable) premium development	(58)	(5)	2	(61)

Total pretax unfavorable (favorable) net prior year development	$150	$(66)	$88	$172

2008 Net Prior Year Development

Standard Lines

The favorable claim and allocated claim adjustment expense reserve development was primarily due to favorable experience in general liability and property coverages including marine exposures, partially offset by unfavorable experience in workers’ compensation (including excess workers’ compensation coverages) and large account business.

For general liability excluding construction defect, $259 million in favorable claim and allocated claim adjustment expense reserve development was due to decreased frequency and severity of claims across multiple accident years. The improvement was due to underwriting initiatives and favorable outcomes on individual claims. Favorable development of $207 million associated with construction defect exposures was due to lower severity resulting from various claim handling initiatives and lower than expected frequency of claims, primarily in accident years 1999 and prior. Claims handling initiatives have resulted in an increase in the number of claims closed without payment and increased recoveries from other parties involved in the claims. The lower construction defect frequency is due to underwriting initiatives designed to limit the exposure to future construction defect claims. For property coverages including marine exposures, approximately $150 million of favorable development was primarily the result of decreased frequency and severity in recent years. The $150 million of favorable property and marine development includes approximately $46 million due to favorable outcomes on claims relating to catastrophes, primarily in accident year 2005. The remaining favorable development was the result of favorable experience across several miscellaneous coverages in Standard Lines.

Unfavorable development of $248 million for workers’ compensation was primarily the result of the impact of claim cost inflation on lifetime medical and home health care claims in accident years 1999 and prior. The changes were driven by increased life expectancy due to advances in medical care and increasing medical inflation. Unfavorable development of $161 million for large account business was also driven primarily by workers’ compensation claim cost inflation primarily in accident years 2001 and prior. Unfavorable development of $114 million on excess workers’ compensation was due to claims in accident years 2002 and prior. Increasing medical inflation, increased life expectancy resulting from advances in medical care, and reviews of individual claims have resulted in higher cost estimates of existing claims and a higher estimate of the number of claims expected to reach excess layers.

In 2008, the amount due from policyholders related to losses under deductible policies within Standard Lines was reduced by $90 million for insolvent insureds. The reduction of this amount, which is reflected as unfavorable net prior year reserve development, had no effect on 2008 results of operations as the Company had previously recognized provisions in prior years. These impacts were reported in Insurance claims and policyholders’ benefits in the 2008 Consolidated Statement of Operations.

Specialty Lines

The favorable claim and allocated claim adjustment expense reserve development was primarily due to favorable experience in medical professional liability, surety business, and CNA Global affiliates’ property and financial lines, partially offset by unfavorable experience in professional liability coverages.

Favorable claim and allocated claim adjustment expense reserve development of approximately $52 million for medical professional liability was primarily due to better than expected frequency of large losses in accident years 2005 and 2006 for healthcare facilities and medical technology firms. Approximately $16 million of unfavorable development was recorded for professional liability primarily reflecting an increase in the frequency of large claims related to large law firms in accident years 1998 through 2005 and fidelity claims in accident year 2007, partially offset by favorable development related to favorable outcomes on individual claims related to small accounting firms in accident years 2004 through 2006. Favorable development of approximately $36 million for surety coverages was due to better than expected frequency in accident years 2002 through 2006.

Approximately $30 million of favorable claim and allocated claim adjustment expense reserve development was primarily due to decreased frequency and severity of claims in the Company’s excess and surplus program covering facilities that provide services to developmentally disabled individuals in accident years 2000 through 2004.

Approximately $60 million of favorable claim and allocated claim adjustment expense reserve development was primarily due to favorable incurred loss emergence in the CNA Global affiliates’ property and financial lines in accident years 2006 and prior. This favorability was driven primarily by decreased severity in the overall book of business.

Favorable premium development is primarily the result of a change in ultimate premiums within a CNA Global affiliate’s property and financial lines.

Corporate & Other Non-Core

In its most recent ground up review, the Company noted adverse development in various pollution accounts due to changes in liability and/ or coverage circumstances. These changes in turn increased the Company’s estimates for incurred but not reported claims. As a result the Company increased pollution reserves by $83 million in 2008.

The remainder of the unfavorable claim and allocated claim adjustment expense reserve development was primarily related to commutations of ceded reinsurance arrangements. The unfavorable development was substantially offset by a release of a previously established allowance for uncollectible reinsurance.

2007 Net Prior Year Development

Standard Lines

Approximately $184 million of favorable claim and allocated claim adjustment expense reserve development was due to decreased frequency and severity on claims within the general liability exposures in accident years 2005 and prior, as well as lower frequency in accident years 1997 and prior related to construction defect. There was approximately $17 million of favorable premium development resulting from audits on recent policies.

Approximately $140 million of favorable claim and allocated claim adjustment expense reserve development was due to decreased frequency and severity on claims related to property exposures, primarily in accident years 2005 and 2006. Included in this favorable development is approximately $39 million related to the 2005 hurricanes.

Approximately $16 million of favorable claim and allocated claim adjustment expense reserve development was recorded in marine exposures, due primarily to decreased frequency in accident year 2006, and decreased severity in accident years 2005 and prior.

Approximately $16 million of unfavorable premium development was recorded related to the Company’s participation in involuntary pools. This unfavorable premium development was partially offset by $9 million of favorable claim and allocated claim adjustment expense reserve development.

Approximately $257 million of unfavorable claim and allocated claim adjustment expense reserve development was recorded due to increased severity in workers’ compensation exposures, primarily on large claims in accident years 2003 and prior, as a result of continued claim cost inflation in older accident years, driven by increasing medical inflation and advances in medical care. This was partially offset by $12 million of favorable premium development.

Specialty Lines

Approximately $39 million of unfavorable claim and allocated claim adjustment expense reserve development was recorded for large law firm exposures. The change was due to increased severity estimates on large claims in accident years 2005 and prior. The increase in severity was due to a comprehensive case by case claim review for large law firm exposures, causing an overall increase in estimated ultimate loss.

Approximately $59 million of favorable claim and allocated claim adjustment expense reserve development was recorded in the Company’s foreign operations. This favorable development was recorded primarily due to decreased severity and frequency in accident years 2003 through 2006.

Approximately $37 million of favorable claim and allocated claim adjustment expense reserve development was recorded on claims for healthcare facilities across several accident years. This was primarily due to decreased severity on claims within the general liability exposures and decreased incurred losses as a result of changes in individual claims reserve estimates.

Approximately $67 million of unfavorable claim and allocated claim adjustment expense reserve development was recorded on claims for architects and engineers. This unfavorable development was primarily due to large loss emergence in accident years 1999 through 2004.

Approximately $16 million of favorable claim and claim adjustment expense reserve development was recorded due primarily to better than expected loss experience in the vehicle warranty coverages in accident year 2006. The reserves for this business were initially estimated based on the loss ratio expected for the business. Subsequent estimates rely more heavily on the actual case incurred losses, which have been significantly lower than expected.

Approximately $24 million of favorable claim and claim adjustment expense reserve development was related to surety business resulting from better than expected salvage and subrogation recoveries from older accident years and a lack of emergence of large claims in more recent accident years.

Corporate & Other Non-Core

Approximately $9 million of unfavorable claim and allocated claim adjustment expense reserve development was related to commutation activity, a portion of which was offset by a release of a previously established allowance for uncollectible reinsurance.

Approximately $70 million of unfavorable claim and allocated claim adjustment expense reserve development was recorded due to higher than anticipated litigation costs related to miscellaneous chemical exposures, primarily in accident years 1997 and prior.

2006 Net Prior Year Development

Standard Lines

Approximately $119 million of unfavorable claim and allocated claim adjustment expense reserve development was due to commutation activity that took place in the fourth quarter of 2006. Approximately $102 million of unfavorable claim and allocated claim adjustment expense reserve development was related to casualty lines of business, primarily workers’ compensation, due to continued claim cost inflation in older accident years, primarily 2002 and prior. The primary drivers of the continuing claim cost inflation were medical inflation and advances in medical care.

Favorable claim and allocated claim adjustment expense reserve development of approximately $88 million was recorded in relation to the short-tail coverages such as property and marine, primarily in accident years 2004 and 2005. The favorable results were primarily due to the underwriting actions taken by the Company that significantly improved the results on this business and favorable outcomes on individual claims.

The majority of the favorable premium development was due to additional premium primarily resulting from audits and changes to premium on several ceded reinsurance agreements. Business impacted included various middle market liability coverages, workers’ compensation, property, and large accounts. This favorable premium development was partially offset by approximately $44 million of unfavorable claim and allocated claim adjustment expense reserve development recorded as a result of this favorable premium development.

Specialty Lines

Approximately $55 million of unfavorable claim and allocated claim adjustment expense reserve development was recorded due to increased claim adjustment expenses and increased severities in the architects and engineers book of business in accident years 2003 and prior. Previous reviews assumed that incurred severities had increased, at least in part, due to increases in the adequacy of case reserve estimates with relatively minor changes in underlying severity. Subsequent changes in paid and case incurred losses have shown that more of the change was due to underlying increases in verdict and settlement size for these accident years rather than increases in case reserve adequacy, resulting in higher ultimate losses. One of the primary drivers of these larger verdicts and settlements was the then continuing general increase in commercial and private real estate values.

Approximately $60 million of favorable claim and allocated claim adjustment expense reserve development was due to improved claim severity and claim frequency in the healthcare professional liability business, primarily in dental, nursing home liability, physicians and other healthcare facilities. The improved severity and frequency were due to underwriting changes. The Company no longer writes large national nursing home chains and focuses on smaller insureds in selected areas of the country. These changes resulted in business that experiences fewer large claims.

Approximately $15 million of unfavorable claim and allocated claim adjustment expense reserve development was primarily related to increased severity on individual large claims from large law firm errors and omissions (E&O) and directors and officers (D&O) coverages. These increases resulted in higher ultimate loss projections from the average loss methods used by the Company’s actuaries.

Approximately $17 million of favorable claim and allocated claim adjustment expense reserve development was recorded in the warranty line of business for accident years 2004 and 2005. The reserves for this business were initially estimated based on the loss ratio expected for the business. Subsequent estimates relied more heavily on the actual case incurred losses due to the short-tail nature of this business. The short-tail nature of the business is due to the short period of time that passes between the time the business is written and the time when all claims are known and settled. Case incurred loss for the then most recent accident year was lower than indicated by the initial loss ratio.

Approximately $43 million of favorable claim and allocated claim adjustment expense reserve development was related to favorable loss trends on accident years 2002 through 2005 in the Company’s foreign operations, primarily Europe and Canada, in the marine, casualty, and property coverages.

Approximately $30 million of favorable claim and allocated claim adjustment expense reserve development was related to lower severities on the excess and surplus lines business in accident years 2000 and subsequent. These severity changes were driven primarily by favorable judicial decisions and settlement activities on individual cases.

Corporate & Other Non-Core

The majority of the unfavorable claim and allocated claim adjustment expense reserve development was primarily related to the Company’s exposure arising from claims typically involving allegations by multiple plaintiffs alleging injury resulting from exposure to or use of similar substances or products over multiple policy periods. Examples include, but are not limited to, lead paint claims, hardboard siding, polybutylene pipe, mold, silica, latex gloves, benzene products, welding rods, diet drugs, breast implants, medical devices, and various other toxic chemical exposures. During the Company’s 2006 ground up review, the Company noted adverse development in various accounts. The adverse development resulted primarily from increases related to defense costs in a small number of accounts arising out of various substances and products.

Note G. Legal Proceedings and Contingent Liabilities

Insurance Brokerage Antitrust Litigation

On August 1, 2005, CNAF and several of its insurance subsidiaries were joined as defendants, along with other insurers and brokers, in multidistrict litigation pending in the United States District Court for the District of New Jersey, In re Insurance Brokerage Antitrust Litigation, Civil No. 04-5184 (FSH). The plaintiffs allege bid rigging and improprieties in the payment of contingent commissions in connection with the sale of insurance that violated federal and state antitrust laws, the federal Racketeer Influenced and Corrupt Organizations (RICO) Act and state common law. After discovery, the District Court dismissed the federal antitrust claims and the RICO claims, and declined to exercise supplemental jurisdiction over the state law claims. The plaintiffs have appealed the dismissal of their complaint to the Third Circuit Court of Appeals. The parties have filed their briefs on the appeal. Oral argument, if granted, will be held on April 20, 2009. The Company believes it has meritorious defenses to this action and intends to defend the case vigorously.

The extent of losses beyond any amounts that may be accrued are not readily determinable at this time. However, based on facts and circumstances presently known, in the opinion of management, an unfavorable outcome will not materially affect the equity of the Company, although results of operations may be adversely affected.

Global Crossing Limited Litigation

CCC has been named as a defendant in an action brought by the bankruptcy estate of Global Crossing Limited (Global Crossing) in the United States Bankruptcy Court for the Southern District of New York, Global Crossing Estate Representative, for itself and as the Liquidating Trustee of the Global Crossing Liquidating Trust v. Gary Winnick, et al., Case No. 04 Civ. 2558 (GEL). In the complaint, plaintiff seeks damages from CCC and the other defendants for alleged fraudulent transfers and alleged breaches of fiduciary duties arising from actions taken by Global Crossing while CCC was a shareholder of Global Crossing. In 2009, the parties negotiated a settlement in principle, which involves a dismissal with prejudice of all claims against CCC. The settlement is subject to certain contingencies, including among others, the negotiation and execution of definitive agreements and entry by the Court of an order barring all claims against CCC under certain conditions and subject to certain limitations. The negotiated amount approximates the amount accrued at December 31, 2008.

California Long Term Care Litigation

Shaffer v. Continental Casualty Company, et al., U.S. District Court, Central District of California, CV06-2235 RGK, is a class action on behalf of certain California individual long term health care policyholders, alleging that CCC and CNAF knowingly or negligently used unrealistic actuarial assumptions in pricing these policies. On January 8, 2008, CCC, CNAF and the plaintiffs entered into a binding agreement settling the case on a nationwide basis for the policy forms potentially affected by the allegations of the complaint. Following a fairness hearing, the Court entered an order approving the settlement. This order was appealed to the Ninth Circuit Court of Appeals. At present the appeal is being briefed. No oral argument has yet been scheduled. The Company believes it has meritorious defenses to this appeal and intends to defend the appeal vigorously. The agreement did not have a material impact on the Company’s results of operations, however it still remains subject to the favorable resolution of the appeal.

Asbestos and Environmental Pollution (A&E) Reserves

The Company is also a party to litigation and claims related to A&E cases arising in the ordinary course of business. See Note F for further discussion.

Other Litigation

The Company is also a party to other litigation arising in the ordinary course of business. Based on the facts and circumstances currently known, such other litigation will not, in the opinion of management, materially affect the equity or results of operations of the Company.

Note H. Reinsurance

CNA cedes insurance to reinsurers to limit its maximum loss, provide greater diversification of risk, minimize exposures on larger risks and to exit certain lines of business. The ceding of insurance does not discharge the primary liability of the Company. Therefore, a credit exposure exists with respect to property and casualty and life reinsurance ceded to the extent that any reinsurer is unable to meet its obligations or to the extent that the reinsurer disputes the liabilities assumed under reinsurance agreements. Property and casualty reinsurance coverages are tailored to the specific risk characteristics of each product line and CNA’s retained amount varies by type of coverage. Reinsurance contracts are purchased to protect specific lines of business such as property and workers’ compensation. Corporate catastrophe reinsurance is also purchased for property and workers’ compensation exposure. Most reinsurance contracts are purchased on an excess of loss basis. CNA also utilizes facultative reinsurance in certain lines. In addition, CNA assumes reinsurance as a member of various reinsurance pools and associations.

Reinsurance accounting allows for contractual cash flows to be reflected as premiums and losses, as compared to deposit accounting, which requires cash flows to be reflected as assets and liabilities. To qualify for reinsurance accounting, reinsurance agreements must include risk transfer. To meet risk transfer requirements, a reinsurance contract must include both insurance risk, consisting of underwriting and timing risk, and a reasonable possibility of a significant loss for the assuming entity.

The following table summarizes the amounts receivable from reinsurers at December 31, 2008 and 2007.

Components of Reinsurance Receivables

December 31	2008	2007
(In millions)

Reinsurance receivables related to insurance reserves:
Ceded claim and claim adjustment expense	$6,288	$7,056
Ceded future policy benefits	903	987
Ceded policyholders’ funds	39	43
Reinsurance receivables related to paid losses	531	603

Reinsurance receivables	7,761	8,689
Allowance for uncollectible reinsurance	(366)	(461)

Reinsurance receivables, net of allowance for uncollectible reinsurance	$7,395	$8,228

The Company has established an allowance for uncollectible reinsurance receivables. The expense (release) for uncollectible reinsurance was $(47) million, $1 million and $23 million for the years ended December 31, 2008, 2007 and 2006. Changes in the allowance for uncollectible reinsurance receivables are presented as a component of Insurance claims and policyholders’ benefits on the Consolidated Statements of Operations.

The Company attempts to mitigate its credit risk related to reinsurance by entering into reinsurance arrangements with reinsurers that have credit ratings above certain levels and by obtaining collateral. The primary methods of obtaining collateral are through reinsurance trusts, letters of credit and funds withheld balances. Such collateral was approximately $2.1 billion and $2.4 billion at December 31, 2008 and 2007. On a more limited basis, CNA may enter into reinsurance agreements with reinsurers that are not rated.

CNA’s largest recoverables from a single reinsurer at December 31, 2008, including prepaid reinsurance premiums, were approximately $1,450 million from subsidiaries of Swiss Re Group, $900 million from subsidiaries of Munich Re Group and $700 million from subsidiaries of Hartford Insurance Group.

The effects of reinsurance on earned premiums and written premiums for the years ended December 31, 2008, 2007 and 2006 are shown in the following tables.

Components of Earned Premiums

	Direct	Assumed	Ceded	Net	Assumed/ Net %
(In millions)

2008 Earned Premiums
Property and casualty	$8,496	$164	$2,121	$6,539	2.5%
Accident and health	593	46	28	611	7.5
Life	99	-	98	1	-

Total earned premiums	$9,188	$210	$2,247	$7,151	2.9%

2007 Earned Premiums
Property and casualty	$9,097	$118	$2,349	$6,866	1.7%
Accident and health	660	76	119	617	12.3
Life	76	-	75	1	-

Total earned premiums	$9,833	$194	$2,543	$7,484	2.6%

2006 Earned Premiums
Property and casualty	$9,125	$120	$2,283	$6,962	1.7%
Accident and health	718	59	138	639	9.2
Life	100	-	98	2	-

Total earned premiums	$9,943	$179	$2,519	$7,603	2.4%

Included in the direct and ceded earned premiums for the years ended December 31, 2008, 2007 and 2006 are $1.5 billion, $1.6 billion and $1.5 billion related to business that is 100% reinsured as a result of business dispositions and a significant captive program.

Components of Written Premiums

	Direct	Assumed	Ceded	Net	Assumed/ Net %
(In millions)

2008 Written Premiums
Property and casualty	$8,413	$182	$2,109	$6,486	2.8%
Accident and health	572	51	18	605	8.4
Life	70	-	69	1	-

Total written premiums	$9,055	$233	$2,196	$7,092	3.3%

2007 Written Premiums
Property and casualty	$8,925	$123	$2,272	$6,776	1.8%
Accident and health	646	75	113	608	12.3
Life	81	-	80	1	-

Total written premiums	$9,652	$198	$2,465	$7,385	2.7%

2006 Written Premiums
Property and casualty	$9,193	$111	$2,282	$7,022	1.6%
Accident and health	719	59	139	639	9.2
Life	86	-	84	2	-

Total written premiums	$9,998	$170	$2,505	$7,663	2.2%

Life and accident and health premiums are primarily from long duration contracts; property and casualty premiums are primarily from short duration contracts.

Insurance claims and policyholders’ benefits reported on the Consolidated Statements of Operations are net of reinsurance recoveries of $1.8 billion, $1.4 billion and $1.3 billion for the years ended December 31, 2008, 2007 and 2006.

The impact of reinsurance on life insurance inforce at December 31, 2008, 2007 and 2006 is shown in the following table.

Components of Life Insurance Inforce

	Direct	Assumed	Ceded	Net
(In millions)

2008	$10,805	$-	$10,790	$15
2007	14,089	1	14,071	19
2006	15,652	1	15,633	20

As of December 31, 2008 and 2007, CNA has ceded $1.5 billion and $1.8 billion of claim and claim adjustment expense reserves, future policy benefits and policyholders’ funds as a result of business operations sold in prior years. Subject to certain exceptions, the purchasers assumed the credit risk of the sold business that was primarily reinsured to other carriers. The assumed credit risk was $47 million and $49 million for the years ended December 31, 2008 and 2007.

Note I. Debt

Debt is composed of the following obligations.

Debt

December 31	2008	2007
(In millions)

Variable rate debt:
Credit Facility – variable rate and term, due August 1, 2012	$250	$-
Debenture – CNA Surety, face amount of $31, due April 29, 2034	31	31

Senior notes:
6.450%, face amount of $150, due January 15, 2008	-	150
6.600%, face amount of $200, due December 15, 2008	-	200
6.000%, face amount of $400, due August 15, 2011	399	399
8.375%, face amount of $70, due August 15, 2012	69	69
5.850%, face amount of $549, due December 15, 2014	547	546
6.500%, face amount of $350, due August 15, 2016	348	348
6.950%, face amount of $150, due January 15, 2018	149	149
Debenture, 7.250%, face amount of $243, due November 15, 2023	241	241
Other debt, 1.000%-7.600%, due through 2019	24	24

Total debt	$2,058	$2,157

On August 1, 2007, CNAF entered into a credit agreement with a syndicate of banks and other lenders. The credit agreement established a $250 million senior unsecured revolving credit facility which is intended to be used for general corporate purposes. Borrowings under the revolving credit facility bear interest at the London Interbank Offered Rate (LIBOR) plus CNAF’s credit risk spread of 0.54%, which was equal to 2.74% at December 31, 2008. CNAF used $200 million of the proceeds to retire the 6.60% Senior Notes due December 15, 2008.

Under the credit agreement, CNAF is required to pay certain fees, including a facility fee and a utilization fee, both of which would adjust automatically in the event of a change in CNAF’s financial ratings. The credit agreement includes covenants regarding maintenance of a minimum consolidated net worth and a specified ratio of consolidated indebtedness to consolidated total capitalization. As of December 31, 2008, CNAF was in compliance with all covenants.

The Company’s remaining debt obligations contain customary covenants for investment grade insurers. The Company is in compliance with all covenants as of December 31, 2008.

The combined aggregate maturities for debt at December 31, 2008 are presented in the following table.

Maturity of Debt

(In millions)

2009	$-
2010	-
2011	400
2012	320
2013	-
Thereafter	1,347
Less original issue discount	(9)

Total	$2,058

Note J. Benefit Plans

Pension and Postretirement Healthcare and Life Insurance Benefit Plans

CNA sponsors noncontributory pension plans, primarily through the CNA Retirement Plan, typically covering full-time employees age 21 or over who have completed at least one year of service. In 2000, the CNA Retirement Plan was closed to new participants; instead, retirement benefits are provided to these employees under the Company’s savings plans. While the terms of the pension plans vary, benefits are generally based on years of credited service and the employee’s highest 60 consecutive months of compensation. CNA uses December 31 as the measurement date for all of its plans.

In 2000, approximately 60% of CCC’s eligible employees elected to forego earning additional benefits in the CNA Retirement Plan, a defined benefit pension plan. These employees maintain an “accrued pension account” within the defined benefit pension plan that is credited with interest annually at the 30-year treasury rate. The employees who elected to discontinue accruing benefits in the defined benefit pension plan receive certain enhanced employer contributions in the CNA Savings and Capital Accumulation Plan discussed below.

CNA’s funding policy for defined benefit pension plans is to make contributions in accordance with applicable governmental regulatory requirements with consideration of the funded status of the plans.

CNA provides certain healthcare and life insurance benefits to eligible retired employees, their covered dependents and their beneficiaries primarily through the CNA Retiree Health and Group Benefits Plan. The funding for these plans is generally to pay covered expenses as they are incurred.

The following table provides a reconciliation of benefit obligations.

Benefit Obligations and Accrued Benefit Costs

	Pension Benefits		Postretirement Benefits
	2008	2007	2008	2007
(In millions)

Benefit obligation at January 1	$2,503	$2,602	$162	$177

Changes in benefit obligation:
Service cost	20	23	1	2
Interest cost	147	145	9	9
Participants’ contributions	-	-	7	7
Plan amendments	2	(7)	-	-
Actuarial (gain) loss	27	(111)	(10)	(15)
Benefits paid	(149)	(147)	(19)	(18)
Foreign currency translation and other	(21)	(2)	-	-

Benefit obligations at December 31	2,529	2,503	150	162

Fair value of plan assets at January 1	2,331	2,258	-	-
Change in plan assets:
Actual return on plan assets	(347)	187	-	-
Company contributions	71	30	12	11
Participants’ contributions	-	-	7	7
Benefits paid	(149)	(147)	(19)	(18)
Foreign currency translation and other	(22)	3	-	-

Fair value of plan assets at December 31	1,884	2,331	-	-

Funded status	$(645)	$(172)	$(150)	$(162)

Amounts recognized on the Consolidated Balance Sheets at December 31:
Other assets	$2	$3	$-	$-
Other liabilities	(647)	(175)	(150)	(162)

Net amount recognized	$(645)	$(172)	$(150)	$(162)

Amounts recognized in Accumulated other comprehensive income, not yet recognized in net periodic (benefit) cost:
Prior service credit	$(1)	$(3)	$(113)	$(128)
Net actuarial loss	792	242	27	37

Net amount recognized	$791	$239	$(86)	$(91)

The accumulated benefit obligation for all defined benefit pension plans was $2,409 million and $2,389 million at December 31, 2008 and 2007.

The accumulated benefit obligation and fair value of plan assets for the pension and postretirement plans with accumulated benefit obligations in excess of plan assets as of December 31, 2008 and 2007 are presented in the following table.

Pension and Postretirement Plans with Accumulated Benefit Obligation in Excess of Plan Assets

(In millions)

	Pension Benefits		Postretirement Benefits
	2008	2007	2008	2007

Accumulated benefit obligation	$2,324	$91	$150	$162
Fair value of plan assets	1,793	-	-	-

The components of net periodic benefit costs are presented in the following table.

Years ended December 31	2008	2007	2006
(In millions)

Pension benefits
Service cost	$20	$23	$26
Interest cost on projected benefit obligation	147	145	142
Expected return on plan assets	(180)	(174)	(162)
Prior service cost amortization	-	2	2
Actuarial loss amortization	4	11	25

Net periodic pension (benefit) cost	$(9)	$7	$33

Postretirement benefits
Service cost	$1	$2	$2
Interest cost on projected benefit obligation	9	9	10
Prior service cost amortization	(16)	(18)	(28)
Actuarial loss amortization	1	3	4

Net periodic postretirement benefit	$(5)	$(4)	$(12)

The amounts recognized in Other comprehensive income are presented in the following table.

Years ended December 31	2008	2007	2006
(In millions)

Pension and postretirement benefits
Increase in FAS 87 minimum liability	$-	$-	$124
Amounts arising during the period	(546)	151	-
Reclassification adjustment relating to prior service cost	(16)	(16)	-
Reclassification adjustment relating to actuarial loss	5	14	-

Total increase (decrease) in Other comprehensive income	$(557)	$149	$124

The table below presents the estimated amounts to be recognized from Accumulated other comprehensive income into net periodic (benefit) cost during 2009.

(In millions)	Pension Benefits	Postretirement Benefits

Amortization of prior service cost	$-	$(15)
Amortization of actuarial loss	25	1

Total estimated amounts to be recognized	$25	$(14)

Actuarial assumptions used for the CNA Retirement Plan and CNA Retiree Health and Group Benefits Plan to determine benefit obligations are set forth in the following table.

Actuarial Assumptions for Benefit Obligations

December 31	2008	2007

Pension benefits
Discount rate	6.300%	6.000%
Expected long term rate of return	8.000	8.000
Rate of compensation increases	5.830	5.830

Postretirement benefits
Discount rate	6.300%	5.875%

Actuarial assumptions used for the CNA Retirement Plan and CNA Retiree Health and Group Benefits Plan to determine net cost or benefit are set forth in the following table.

Actuarial Assumptions for Net Cost or Benefit

Years ended December 31	2008	2007	2006

Pension benefits
Discount rate	6.000%	5.750%	5.625%
Expected long term rate of return	8.000	8.000	8.000
Rate of compensation increases	5.830	5.830	5.830

Postretirement benefits
Discount rate	5.875%	5.625%	5.500%

The expected long term rate of return is estimated annually based on factors including, but not limited to, current and future financial market conditions, expected asset allocation, diversification, risk premiums for each asset class, rebalancing the portfolio, funding strategies and the expected forecast for inflation.

The Company has limited its share of the health care trend rate to a cost-of-living adjustment estimated to be 4% per year. The assumed healthcare cost trend rate used in measuring the accumulated postretirement benefit obligation was 4% per year in 2008, 2007 and 2006. The healthcare cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase in the assumed healthcare cost trend rate of 1% in each year would have no impact on the aggregate net periodic postretirement benefit for 2008 and would increase the accumulated postretirement benefit obligation by $3 million. A decrease in the assumed healthcare cost trend rate of 1% in each year would decrease the accumulated postretirement benefit obligation as of December 31, 2008 by $7 million and decrease the aggregate net periodic postretirement cost for 2008 by $1 million.

The Company’s pension plans’ asset allocation at December 31, 2008 and 2007, by asset category, is set forth in the following table.

Pension Plan Assets

	Percentage of Plan Assets
December 31	2008	2007

Asset Category
Fixed maturity securities	35%	25%
Equity securities	17	20
Limited partnerships	33	28
Short term investments	11	26
Other	4	1

Total	100%	100%

CNA employs a total return approach whereby a mix of equity and fixed maturity securities are used to maximize the long term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of the plan liabilities, plan funded status and corporate financial conditions. The investment portfolio contains a diversified blend of fixed maturity, equity and short term securities. Alternative investments, including limited partnerships, are used selectively to enhance risk adjusted long term returns while improving portfolio diversification. Derivatives may be used to gain market exposure in an efficient and timely manner. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

The table below presents the estimated future minimum benefit payments to participants at December 31, 2008.

Estimated Future Minimum Benefit Payments to Participants

	Pension Benefits	Postretirement Benefits
(In millions)
2009	$160	$11
2010	164	12
2011	168	12
2012	171	12
2013	177	13
2014-2018	956	64

In 2009, CNA expects to contribute $59 million to its pension plans and $11 million to its postretirement healthcare and life insurance benefit plans.

Savings Plans

CNA sponsors savings plans, which are generally contributory plans that allow most employees to contribute a maximum of 20% of their eligible compensation, subject to certain limitations prescribed by the Internal Revenue Service. The Company contributes matching amounts to participants, amounting to 70% of the first 6% (35% of the first 6% in the first year of employment) of eligible compensation contributed by the employee. Employees vest in these contributions ratably over five years.

The CNA Savings and Capital Accumulation Plan allows employees to make contributions to an investment fund that is supported in part by an investment contract purchased from CAC. CAC will not accept any further deposits under this contract. The contract value of the liability to the CNA Savings and Capital Accumulation Plan is included in Separate account liabilities and Policyholders’ funds on the Consolidated Balance Sheets. The contract value was $327 million and $308 million at December 31, 2008 and 2007.

As noted above, during 2000, CCC employees were required to make a choice regarding their continued participation in CNA’s defined benefit pension plan. Employees who elected to forego earning additional benefits in the defined benefit pension plan and all employees hired by CCC on or after January 1, 2000 receive a Company contribution of 3% or 5% of their eligible compensation, depending on their age. In addition, these employees are eligible to receive additional discretionary contributions of up to 2% of eligible compensation and an additional Company match of up to 80% of the first 6% of eligible compensation contributed by the employee. These additional contributions are made at the discretion of management and are contributed to participant accounts in the first quarter of the year following management’s determination of the discretionary amounts. Employees vest in these contributions ratably over five years.

Benefit expense for the Company’s savings plans was $54 million, $51 million and $55 million for the years ended December 31, 2008, 2007 and 2006.

Stock-Based Compensation

The CNA Long Term Incentive Plan (the LTI Plan) authorizes the grant of restricted shares, options and stock appreciation rights (SARs) to certain management personnel for up to 4 million shares of the Company’s common stock. All CNAF stock-based compensation vests ratably over the four-year period following the grant. All options and SARs granted have ten-year terms. The number of shares available for the granting of stock-based compensation under the LTI Plan as of December 31, 2008 was approximately 1.3 million.

The following table presents activity for options and SARs under the LTI Plan in 2008. The numbers presented for awards granted and awards cancelled include 120 thousand related to awards which were modified in 2008.

Options and SARs Plan Activity

	2008
	Number of Awards	Weighted- Average Option Price per Award

Balance at January 1	1,408,550	$31.21
Awards granted	501,000	32.06
Awards exercised	(4,400)	25.97
Awards forfeited, cancelled or expired	(141,600)	31.64

Balance at December 31	1,763,550	$31.43

Awards vested and expected to vest at December 31	1,635,312	$31.18

Awards exercisable at December 31	963,350	$29.06

Weighted average fair value per share of awards granted		$5.45

During 2008, CNAF awarded SARs totaling 501 thousand shares. The SARs balance for grants made in 2008 as of December 31, 2008 was 495 thousand shares with 6 thousand shares forfeited.

The weighted average grant-date fair value of awards granted during the years ended December 31, 2008, 2007 and 2006 were $5.45, $13.83 and $10.73 per award. The weighted average remaining contractual term of awards outstanding, vested and expected to vest, and exercisable as of December 31, 2008, were 6.21 years, 6.03 years and 4.73 years. At December 31, 2008, there was no aggregate intrinsic value for awards outstanding, vested and expected to vest, and exercisable. The total intrinsic value of awards exercised was approximately $10 thousand, $7 million and $2 million for the years ended December 31, 2008, 2007 and 2006.

The fair value of granted options and SARs was estimated at the grant date using the Black-Scholes option-pricing model. The Black-Scholes model incorporates a risk free rate of return and various assumptions regarding the underlying common stock and the expected life of the securities granted. Different interest rates and assumptions were used for each grant, as appropriate at that date. For grants awarded in 2008, 2007 and 2006, the weighted average market values of the common stock on the date of grant were $32.06, $41.86 and $30.98; the risk free interest rates used were 2.8%, 4.7% and 4.6%; the estimates of the underlying common stock’s volatility were 24.82%, 20.75% and 23.24%; the expected dividend yield was 1.4%, 0% and 0%; and the weighted average expected life of the securities granted was 4.54 years, 6.25 years and 6.25 years.

Under the LTI Plan, 8,332 restricted stock grant awards vested during 2008 with a weighted average grant-date fair value of $29.19 per award. There were no awards granted, forfeited or expired during 2008. The balance of restricted stock grant awards at December 31, 2008 and 2007 was 6,665 and 14,997, with a weighted average grant-date fair value of $33.76 and $31.22 per award.

CNA Surety has reserved shares of its common stock for issuance to directors, officers and employees of CNA Surety through incentive stock options, non-qualified stock options and SARs under separate plans (CNA Surety Plans). The CNA Surety Plans have in the aggregate 2 million shares available for which options may be granted. At December 31, 2008, approximately 1 million options were outstanding under these plans. CNA Surety recorded stock-based compensation expense of $2 million, $2 million and $1 million for the years ended December 31, 2008, 2007 and 2006. The data provided in the preceding paragraphs and table does not include CNA Surety’s stock-based compensation plans.

The Company recorded stock-based compensation expense of $7 million, $5 million and $3 million for the years ended December 31, 2008, 2007 and 2006. The related income tax benefit recognized was $2 million, $2 million and $1 million. These amounts include compensation in the form of options, SARs and restricted stock grants awarded by CNAF and CNA Surety for these periods. The compensation cost related to nonvested awards not yet recognized was $4 million, $6 million and $4 million, and the weighted average period over which it is expected to be recognized is 1.96 years, 0.99 year and 1.27 years at December 31, 2008, 2007 and 2006.

Equity based compensation that is not fully vested prior to termination is generally forfeited upon termination, except as otherwise provided by contractual obligations. In addition, any such compensation that vested prior to termination is generally cancelled immediately, except in cases of retirement, death or disability, and as otherwise provided by contractual obligations.

Note K. Operating Leases, Other Commitments and Contingencies, and Guarantees

Operating Leases

CNA occupies office facilities under lease agreements that expire at various dates. In addition, data processing, office and transportation equipment is leased under agreements that expire at various dates. Most leases contain renewal options that provide for rent increases based on prevailing market conditions. Lease expense for the years ended December 31, 2008, 2007 and 2006 was $52 million, $52 million and $53 million. Lease and sublease revenues for the years ended December 31, 2008, 2007 and 2006 were $4 million, $4 million and $7 million. CCC and CAC remain contingently liable under two ground leases covering a portion of an office building property sold in 2003. Although the two leases expire in 2058, CCC and CAC have certain collateral, as well as certain contractual rights and remedies, in place to minimize any exposure that may arise from the new owner’s failure to comply with its obligations under the ground leases.

The table below presents the future minimum lease payments to be made under non-cancelable operating leases along with future minimum sublease receipts to be received on owned and leased properties at December 31, 2008.

Future Minimum Lease Payments and Sublease Receipts

	Future Minimum Lease Payments	Future Minimum Sublease Receipts
(In millions)
2009	$41	$3
2010	37	3
2011	33	3
2012	29	3
2013	25	2
Thereafter	39	-

Total	$204	$14

The Company holds an investment in a real estate joint venture. In the normal course of business, CNA, on a joint and several basis with other unrelated insurance company shareholders, has committed to continue funding the operating deficits of this joint venture. Additionally, CNA and the other unrelated shareholders, on a joint and several basis, have guaranteed an operating lease for an office building, which expires in 2016. The guarantee of the operating lease is a parallel guarantee to the commitment to fund operating deficits; consequently, the separate guarantee to the lessor is not expected to be triggered as long as the joint venture continues to be funded by its shareholders and continues to make its annual lease payments.

In the event that the other parties to the joint venture are unable to meet their commitments in funding the operations of this joint venture, the Company would be required to assume the obligation for the entire office building operating lease. The maximum potential future lease payments at December 31, 2008 that the Company could be required to pay under this guarantee are approximately $135 million. If CNA were required to assume the entire lease obligation, the Company would have the right to pursue reimbursement from the other shareholders and the right to all sublease revenues.

Other Commitments and Contingencies

In the normal course of business, CNA has provided letters of credit in favor of various unaffiliated insurance companies, regulatory authorities and other entities. At December 31, 2008 there were approximately $5 million of outstanding letters of credit.

The Company has entered into a limited number of guaranteed payment contracts, primarily relating to software and telecommunication services, amounting to approximately $17 million at December 31, 2008. Estimated future minimum payments under these contracts are $16 million and $1 million for the years ended December 31, 2009 and 2010.

Guarantees

In the course of selling business entities and assets to third parties, the Company has agreed to indemnify purchasers for losses arising out of breaches of representation and warranties with respect to the business entities or assets being sold, including, in certain cases, losses arising from undisclosed liabilities or certain named litigation. Such indemnification provisions generally survive for periods ranging from nine months following the applicable closing date to the expiration of the relevant statutes of limitation. As of December 31, 2008, the aggregate amount of quantifiable indemnification agreements in effect for sales of business entities, assets and third party loans was $873 million.

In addition, the Company has agreed to provide indemnification to third party purchasers for certain losses associated with sold business entities or assets that are not limited by a contractual monetary amount. As of December 31, 2008, the Company had outstanding unlimited indemnifications in connection with the sales of certain of its business entities or assets that included tax liabilities arising prior to a purchaser’s ownership of an entity or asset, defects in title at the time of sale, employee claims arising prior to closing and in some cases losses arising from certain litigation and undisclosed liabilities. These indemnification agreements survive until the applicable statutes of limitation expire, or until the agreed upon contract terms expire.

As of December 31, 2008 and 2007, the Company has recorded liabilities of approximately $22 million and $27 million related to indemnification agreements and does not believe that it is likely that any future indemnity claims will be significantly greater than the amounts recorded.

CNAF has also guaranteed certain collateral obligations of a large national contractor’s letters of credit. As of December 31, 2008 these guarantees aggregated $4 million. Payment under these guarantees is reasonably possible based on various factors, including the underlying credit worthiness of the contractor.

In connection with the issuance of preferred securities by CNA Surety Capital Trust I (Issuer Trust), CNA Surety has also guaranteed the dividend payments and redemption of the preferred securities issued by the Issuer Trust. The maximum amount of undiscounted future payments the Company could make under the guarantee is approximately $74 million, consisting of annual dividend payments of $1.7 million over 26 years and the redemption value of $30 million. Because payment under the guarantee would only be required if the Company does not fulfill its obligations under the debentures held by the Issuer Trust, the Company has not recorded any additional liabilities related to this guarantee. There has been no change in the underlying assets of the trust and the Company does not believe that a payment is likely under this guarantee.

Note L. Stockholders’ Equity and Statutory Accounting Practices

2008 Senior Preferred

Under an agreement executed effective October 27, 2008, CNA issued, and Loews purchased, 12,500 shares of CNAF non-voting cumulative senior preferred stock (2008 Senior Preferred) for $1.25 billion. The transaction closed on November 7, 2008. The terms of the 2008 Senior Preferred were approved by a special review committee of independent members of CNAF’s Board of Directors. The principal terms of the 2008 Senior Preferred are as follows:

•

The 2008 Senior Preferred is perpetual and is senior to CNAF’s common stock and any future preferred stock as to the payment of dividends and amounts payable upon any liquidation, dissolution or winding up.

•

No dividends may be declared on CNAF’s common stock or any future preferred stock until the 2008 Senior Preferred has been paid in full. Accordingly, the Company has suspended common stock dividend payments.

•	The 2008 Senior Preferred is not convertible into any other securities and may only be redeemed upon the mutual agreement of the Company and Loews.

•

The 2008 Senior Preferred accrues cumulative dividends at an initial rate of 10% per year. On the fifth anniversary of the issuance and every five years thereafter, the dividend rate will increase to the higher of 10% or the then current 10-year U.S. Treasury yield plus 700 basis points.

•

Dividends are payable quarterly and any dividends not paid when due will be compounded quarterly. The Company paid $19 million on December 31, 2008, representing the first quarterly dividend payment on the 2008 Senior Preferred.

CNAF used the majority of the proceeds from the 2008 Senior Preferred to increase the statutory surplus of its principal insurance subsidiary, CCC, through the purchase of a $1.0 billion surplus note of CCC. Surplus notes are financial instruments with a stated maturity date and scheduled interest payments, issued by insurance enterprises with the approval of the insurer’s domiciliary state. Surplus notes are treated as capital under statutory accounting. All payments of interest and principal on this note are subject to the prior approval of the Illinois Department of Financial and Professional Regulation - Division of Insurance (the Department). The surplus note of CCC has a term of 30 years and accrues interest at a rate of 10% per year. Interest on the note is payable quarterly.

Common Stock Dividends

Dividends of $0.45 and $0.35 per share on CNA’s common stock were declared and paid in 2008 and 2007. No dividends were declared or paid in 2006.

Share Repurchases

CNA’s Board of Directors has approved a Share Repurchase Program to purchase, in the open market or through privately negotiated transactions, its outstanding common stock, as Company management deems appropriate. In the first quarter of 2008, the Company repurchased a total of 2,649,621 shares at an average price of $26.53 (including commission) per share. Under the terms of the 2008 Senior Preferred, common stock repurchases are prohibited as long as the 2008 Senior Preferred is outstanding. No shares of common stock were purchased during 2007 or 2006.

Series H Cumulative Preferred Stock Issue

The Series H Cumulative Preferred Stock Issue (Series H Issue) was held by Loews and accrued cumulative dividends at an initial rate of 8% per year, compounded annually. In August 2006, the Company repurchased the Series H Issue for approximately $993 million, a price equal to the liquidation preference.

The Company financed the repurchase of the Series H Issue with the proceeds from the sales of: 7.0 million shares of its common stock in a public offering for approximately $235.5 million; $400 million of new 6.0% five-year senior notes and $350 million of new 6.5% ten-year senior notes in a public offering; and 7.86 million shares of its common stock to Loews in a private placement for approximately $264.5 million.

Statutory Accounting Practices (Unaudited)

CNA’s domestic insurance subsidiaries maintain their accounts in conformity with accounting practices prescribed or permitted by insurance regulatory authorities, which vary in certain respects from GAAP. In converting from statutory accounting principles to GAAP, the more significant adjustments include deferral of policy acquisition costs and the inclusion of net unrealized holding gains or losses in stockholders’ equity relating to certain fixed maturity securities.

CNA’s insurance subsidiaries are domiciled in various jurisdictions. These subsidiaries prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the respective jurisdictions’ insurance regulators. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners (NAIC) as well as state laws, regulations and general administrative rules.

CCC has been granted a permitted practice for one year related to the accounting for its deferred income taxes. This permitted practice allows CCC to admit a greater portion of its deferred tax assets than what is allowed under the prescribed statutory accounting guidance. This permitted practice resulted in an approximate $700 million increase in CCC’s statutory surplus at December 31, 2008, the first reporting period for which the permitted practice was effective. The permitted practice will remain in effect for the first, second and third quarter 2009 reporting periods.

CNAF’s ability to pay dividends and other credit obligations is significantly dependent on receipt of dividends from its subsidiaries. The payment of dividends to CNAF by its insurance subsidiaries without prior approval of the insurance department of each subsidiary’s domiciliary jurisdiction is limited by formula. Dividends in excess of these amounts are subject to prior approval by the respective state insurance departments.

Dividends from CCC are subject to the insurance holding company laws of the State of Illinois, the domiciliary state of CCC. Under these laws, ordinary dividends, or dividends that do not require prior approval of the Department, may be paid only from earned surplus, which is calculated by removing unrealized gains from unassigned surplus. As of December 31, 2008, CCC is in a positive earned surplus position, enabling CCC to pay approximately $100 million of dividend payments during 2009 that would not be subject to the Department’s prior approval. The actual level of dividends paid in any year is determined after an assessment of available dividend capacity, holding company liquidity and cash needs as well as the impact the dividends will have on the statutory surplus of the applicable insurance company.

CNAF’s domestic insurance subsidiaries are subject to risk-based capital requirements. Risk-based capital is a method developed by the NAIC to determine the minimum amount of statutory capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The formula for determining the amount of risk-based capital specifies various factors, weighted based on the perceived degree of risk, which are applied to certain financial balances and financial activity. The adequacy of a company’s actual capital is evaluated by a comparison to the risk-based capital results, as determined by the formula. Companies below minimum risk-based capital requirements are classified within certain levels, each of which requires specified corrective action. As of December 31, 2008 and 2007, all of CNAF’s domestic insurance subsidiaries exceeded the minimum risk-based capital requirements.

Preliminary combined statutory capital and surplus and net income, determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities for the property and casualty and the life insurance subsidiaries, were as follows.

Preliminary Statutory Information

	Statutory Capital and Surplus		Statutory Net Income (Loss)
	December 31		Years Ended December 31
	2008	2007	2008	2007	2006
(In millions)

Property and casualty companies (a)	$8,002	$8,511	$(89)	$575	$721
Life company	487	471	(51)	27	67

(a)	Surplus includes the property and casualty companies’ equity ownership of the life company’s capital and surplus.

Note M. Comprehensive Income (Loss)

Comprehensive income (loss) is composed of all changes to stockholders’ equity, except those changes resulting from transactions with stockholders in their capacity as stockholders. The components of comprehensive income (loss) are shown below.

Years ended December 31

	2008		2007		2006
(In millions)

	Tax	After- Tax	Tax	After- Tax	Tax	After- Tax
Other comprehensive income (loss):
Change in unrealized gains (losses) on investments:
Holding gains (losses) arising during the period	$1,942	$(3,583)	$226	$(420)	$(68)	$127
Reclassification adjustment for (gains) losses included in net income (loss)	(16)	30	87	(159)	6	(11)

Net change in unrealized gains (losses) on investments	1,926	(3,553)	313	(579)	(62)	116

Net change in unrealized gains (losses) on discontinued operations and other	6	(6)	2	3	4	(6)
Net change in foreign currency translation adjustment	-	(153)	-	30	-	42
Net change related to pension and postretirement benefits	194	(363)	(52)	97	(44)	80
Allocation to participating policyholders’ and minority interests	-	48	-	3	-	4

Other comprehensive income (loss)	$2,126	(4,027)	$263	(446)	$(102)	236

Net income (loss)		(299)		851		1,108

Total comprehensive income (loss)		$(4,326)		$405		$1,344

The following table displays the components of Accumulated other comprehensive income (loss) included on the Consolidated Balance Sheets.

Accumulated Other Comprehensive Income (Loss)

Years ended December 31	2008		2007
(In millions)

	Tax	After-Tax	Tax	After-Tax
Cumulative foreign currency translation adjustment	$-	$(30)	$-	$123
Net pension and postretirement benefit liabilities	246	(459)	52	(96)
Net unrealized gains (losses) on investments and other	1,918	(3,435)	(14)	76

Accumulated other comprehensive income (loss)	$2,164	$(3,924)	$38	$103

Note N. Business Segments

CNA’s core property and casualty commercial insurance operations are reported in two business segments: Standard Lines and Specialty Lines. Standard Lines includes standard property and casualty coverages sold to small businesses and middle market entities and organizations in the U.S. primarily through an independent agency distribution system. Standard Lines also includes commercial insurance and risk management products sold to large corporations in the U.S. primarily through insurance brokers. Specialty Lines provides a broad array of professional, financial and specialty property and casualty products and services, including excess and surplus lines, primarily through insurance brokers and managing general underwriters. Specialty Lines also includes insurance coverages sold globally through the Company’s foreign operations (CNA Global).

CNA’s non-core operations are managed in two segments: Life & Group Non-Core and Corporate & Other Non-Core. Life & Group Non-Core primarily includes the results of the life and group lines of business that have either been sold or placed in run-off. Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business primarily in run-off, including CNA Re. This segment also includes the results related to the centralized adjusting and settlement of A&E.

The accounting policies of the segments are the same as those described in Note A. The Company manages most of its assets on a legal entity basis, while segment operations are conducted across legal entities. As such, only insurance and reinsurance receivables, insurance reserves and deferred acquisition costs are readily identifiable by individual segment. Distinct investment portfolios are not maintained for each segment; accordingly, allocation of assets to each segment is not performed. Therefore, net investment income and realized investment gains or losses are allocated primarily based on each segment’s net carried insurance reserves, as adjusted. All significant intrasegment income and expense has been eliminated. Income taxes have been allocated on the basis of the taxable income of the segments.

Approximately 7.4%, 6.9% and 5.9% of CNA’s direct written premiums were derived from outside the United States for the years ended December 31, 2008, 2007 and 2006. Direct written premiums from any individual foreign country were not significant.

In the following tables, certain financial measures are presented to provide information used by management to monitor the Company’s operating performance. Management utilizes these financial measures to monitor the Company’s insurance operations and investment portfolio. Net operating income, which is derived from certain income statement amounts, is used by management to monitor performance of the Company’s insurance operations. The Company’s investment portfolio is monitored through analysis of various quantitative and qualitative factors and certain decisions related to the sale or impairment of investments that produce realized gains and losses. Net realized investment gains and losses are comprised of after-tax realized investment gains and losses net of participating policyholders’ and minority interests.

Net operating income is calculated by excluding from net income the after-tax effects of 1) net realized investment gains or losses, 2) income or loss from discontinued operations and 3) any cumulative effects of changes in accounting principles. In the calculation of net operating income, management excludes after-tax net realized investment gains or losses because net realized investment gains or losses related to the Company’s investment portfolio are largely discretionary, except for losses related to other-than-temporary impairments, are generally driven by economic factors that are not necessarily consistent with key drivers of underwriting performance, and are therefore not an indication of trends in insurance operations.

The Company’s investment portfolio is monitored by management through analyses of various factors including unrealized gains and losses on securities, portfolio duration and exposure to interest rate, market and credit risk. Based on such analyses, the Company may impair an investment security in accordance with its policy, or sell a security. Such activities will produce realized gains and losses.

The significant components of the Company’s continuing operations and selected balance sheet items are presented in the following tables.

Year ended December 31, 2008	Standard Lines	Specialty Lines	Life & Group Non-Core	Corporate & Other Non-Core	Eliminations	Total
(In millions)

Revenues:
Net earned premiums	$3,065	$3,477	$612	$1	$(4)	$7,151
Net investment income	506	451	484	178	-	1,619
Other revenues	57	227	28	14	-	326

Total operating revenues	3,628	4,155	1,124	193	(4)	9,096

Claims, benefits and expenses:
Net incurred claims and benefits	2,313	2,153	1,104	133	-	5,703
Policyholders’ dividends	(1)	15	6	-	-	20
Amortization of deferred acquisition costs	700	754	13	-	-	1,467
Other insurance related expenses	267	213	201	17	(4)	694
Other expenses	66	237	24	150	-	477

Total claims, benefits and expenses	3,345	3,372	1,348	300	(4)	8,361

Operating income (loss) from continuing operations before income tax and minority interest	283	783	(224)	(107)	-	735
Income tax (expense) benefit on operating income (loss)	(62)	(244)	116	45	-	(145)
Minority interest	-	(57)	-	-	-	(57)

Net operating income (loss) from continuing operations	221	482	(108)	(62)	-	533

Realized investment losses, net of participating policyholders’ and minority interests	(487)	(288)	(363)	(159)	-	(1,297)

Income tax benefit on realized investment losses	170	103	127	56	-	456

Income (loss) from continuing operations	$(96)	$297	$(344)	$(165)	$-	$(308)

December 31, 2008
(In millions)

Reinsurance receivables	$2,266	$1,496	$1,907	$2,092	$-	$7,761

Insurance receivables	$1,264	$765	$6	$4	$-	$2,039

Insurance reserves:
Claim and claim adjustment expenses	$12,048	$8,282	$2,862	$4,401	$-	$27,593
Unearned premiums	1,401	1,848	152	5	-	3,406
Future policy benefits	-	-	7,529	-	-	7,529
Policyholders’ funds	14	10	219	-	-	243

Deferred acquisition costs	$293	$360	$472	$-	$-	$1,125

Year ended December 31, 2007	Standard Lines	Specialty Lines	Life & Group Non-Core	Corporate & Other Non-Core	Eliminations	Total
(In millions)

Revenues:
Net earned premiums	$3,379	$3,484	$618	$7	$(4)	$7,484
Net investment income	878	621	622	312	-	2,433
Other revenues	47	188	36	8	-	279

Total operating revenues	4,304	4,293	1,276	327	(4)	10,196

Claims, benefits and expenses:
Net incurred claims and benefits	2,279	2,187	1,312	217	-	5,995
Policyholders’ dividends	6	7	1	-	-	14
Amortization of deferred acquisition costs	761	744	15	-	-	1,520
Other insurance related expenses	338	187	199	13	(4)	733
Other expenses	43	185	43	130	-	401

Total claims, benefits and expenses	3,427	3,310	1,570	360	(4)	8,663

Operating income (loss) from continuing operations before income tax and minority interest	877	983	(294)	(33)	-	1,533
Income tax (expense) benefit on operating income (loss)	(275)	(317)	135	32	-	(425)
Minority interest	-	(47)	-	(1)	-	(48)

Net operating income (loss) from continuing operations	602	619	(159)	(2)	-	1,060

Realized investment losses, net of participating policyholders’ and minority interests	(149)	(81)	(56)	(25)	-	(311)
Income tax benefit on realized investment losses	52	28	20	8	-	108

Income (loss) from continuing operations	$505	$566	$(195)	$(19)	$-	$857

December 31, 2007
(In millions)

Reinsurance receivables	$2,269	$1,819	$2,201	$2,400	$-	$8,689

Insurance receivables	$1,664	$605	$26	$(11)	$-	$2,284

Insurance reserves:
Claim and claim adjustment expenses	$12,048	$8,403	$3,027	$5,110	$-	$28,588
Unearned premiums	1,483	1,948	162	5	-	3,598
Future policy benefits	-	-	7,106	-	-	7,106
Policyholders’ funds	26	1	903	-	-	930

Deferred acquisition costs	$311	$365	$485	$-	$-	$1,161

Year ended December 31, 2006	Standard Lines	Specialty Lines	Life & Group Non-Core	Corporate & Other Non-Core	Eliminations	Total
(In millions)

Revenues:
Net earned premiums	$3,557	$3,411	$641	$(1)	$(5)	$7,603
Net investment income	840	554	698	320	-	2,412
Other revenues	44	156	66	9	-	275

Total operating revenues	4,441	4,121	1,405	328	(5)	10,290

Claims, benefits and expenses:
Net incurred claims and benefits	2,579	2,060	1,195	190	1	6,025
Policyholders’ dividends	18	4	-	-	-	22
Amortization of deferred acquisition costs	805	714	14	1	-	1,534
Other insurance related expenses	319	219	201	24	(6)	757
Restructuring and other related charges	-	-	-	(13)	-	(13)
Other expenses	66	151	58	126	-	401

Total claims, benefits and expenses	3,787	3,148	1,468	328	(5)	8,726

Operating income (loss) from continuing operations before income tax and minority interest	654	973	(63)	-	-	1,564
Income tax (expense) benefit on operating income (loss)	(208)	(295)	49	4	-	(450)
Minority interest	-	(43)	-	(1)	-	(44)

Net operating income (loss) from continuing operations	446	635	(14)	3	-	1,070

Realized investment gains (losses), net of participating policyholders’ and minority interests	72	32	(50)	32	-	86
Income tax (expense) benefit on realized investment gains (losses)	(24)	(7)	17	(5)	-	(19)

Income (loss) from continuing operations	$494	$660	$(47)	$30	$-	$1,137

The following table provides revenue by line of business for each reportable segment. Revenues are comprised of operating revenues and realized investment gains and losses, net of participating policyholders’ and minority interests.

Revenues by Line of Business

Years ended December 31	2008	2007	2006
(In millions)

Standard Lines
Business Insurance	$573	$628	$603
Commercial Insurance	2,568	3,527	3,910

Standard Lines revenues	3,141	4,155	4,513

Specialty Lines
U.S. Specialty Lines	2,271	2,669	2,679
Surety	479	468	436
Warranty	289	293	287
CNA Global	828	782	751

Specialty Lines revenues	3,867	4,212	4,153

Life & Group Non-Core
Life & Annuity	40	257	384
Health	688	911	889
Other	33	52	82

Life & Group Non-Core revenues	761	1,220	1,355

Corporate & Other Non-Core
CNA Re	14	119	129
Other	20	183	231

Corporate & Other Non-Core revenues	34	302	360

Eliminations	(4)	(4)	(5)

Total revenues	$7,799	$9,885	$10,376

Note O. Restructuring and Other Related Charges

In 2001, the Company finalized and approved a restructuring plan related to the property and casualty segments and Life & Group Non-Core segment, discontinuation of its variable life and annuity business and consolidation of real estate locations. During 2006, management reevaluated the sufficiency of the remaining accrual, which related to lease termination costs, and determined that the liability was no longer required as the Company had completed its lease obligations. As a result, the excess remaining accrual was released in 2006, resulting in pretax income of $13 million for the year ended December 31, 2006.

Note P. Discontinued Operations

CNA has discontinued operations, which consist of run-off insurance and reinsurance operations acquired in its merger with The Continental Corporation in 1995. As of December 31, 2008, the remaining run-off business is administered by Continental Reinsurance Corporation International, Ltd., a wholly-owned Bermuda subsidiary. The business consists of facultative property and casualty, treaty excess casualty and treaty pro-rata reinsurance with underlying exposure to a diverse, multi-line domestic and international book of business encompassing property, casualty and marine liabilities.

Results of the discontinued operations were as follows:

Discontinued Operations

Years ended December 31	2008	2007	2006
(In millions)

Revenues:
Net investment income	$8	$13	$17
Realized investment gains (losses) and other	2	6	(2)

Total revenues	10	19	15
Insurance related expenses	(10)	(25)	(51)

Income (loss) before income taxes	-	(6)	(36)
Income tax benefit	9	-	7

Income (loss) from discontinued operations, net of tax	$9	$(6)	$(29)

On May 4, 2007, the Company sold Continental Management Services Limited (CMS), its United Kingdom discontinued operations subsidiary. In anticipation of the 2007 sale, the Company recorded an impairment loss of $29 million in 2006. After closing the transaction in 2007, the loss was reduced by approximately $5 million. Net loss for the business through the date of the sale in 2007 was $1 million. Excluding the impairment loss, net loss for the business was $1 million for the year ended December 31, 2006.

During 2008, the Company recognized a change in estimate of the tax benefit related to the CMS sale.

Net assets (liabilities) of discontinued operations, included in Other assets or Other liabilities on the Consolidated Balance Sheets, were as follows.

Discontinued Operations

December 31	2008	2007
(In millions)

Assets:
Investments	$157	$185
Reinsurance receivables	6	1
Cash	-	7
Other assets	1	4

Total assets	164	197

Liabilities:
Insurance reserves	162	172
Other liabilities	8	2

Total liabilities	170	174

Net assets (liabilities) of discontinued operations	$(6)	$23

CNA’s accounting and reporting for discontinued operations is in accordance with APB Opinion No. 30, Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. At December 31, 2008 and 2007, the insurance reserves are net of discount of $75 million and $73 million. The net income (loss) from discontinued operations reported above primarily represents the net investment income, realized investment gains and losses, foreign currency gains and losses, effects of the accretion of the loss reserve discount and re-estimation of the ultimate claim and claim adjustment expense of the discontinued operations.

Note Q. Quarterly Financial Data (Unaudited)

The following tables set forth unaudited quarterly financial data for the years ended December 31, 2008 and 2007.

Quarterly Financial Data

	First	Second	Third	Fourth	Full Year
(In millions, except per share data)

2008
Revenues	$2,282	$2,321	$1,659	$1,537	$7,799

Income (loss) from continuing operations before income tax	$252	$241	$(558)	$(554)	$(619)
Income tax (expense) benefit	(64)	(62)	218	219	311

Income (loss) from continuing operations	188	179	(340)	(335)	(308)
Income (loss) from discontinued operations, net of tax	(1)	2	9	(1)	9

Net income (loss)	$187	$181	$(331)	$(336)	$(299)

Basic and Diluted Earnings (Loss) Per Share

Income (loss) from continuing operations	$0.70	$0.66	$(1.26)	$(1.31)	$(1.21)
Income (loss) from discontinued operations	(0.01)	0.01	0.03	-	0.03

Basic and diluted earnings (loss) per share available to common stockholders	$0.69	$0.67	$(1.23)	$(1.31)	$(1.18)

Quarterly Financial Data
	First	Second	Third	Fourth	Full Year
(In millions, except per share data)

2007
Revenues	$2,517	$2,469	$2,484	$2,415	$9,885

Income from continuing operations before income tax	$426	$318	$230	$200	$1,174
Income tax expense	(132)	(91)	(56)	(38)	(317)

Income from continuing operations	294	227	174	162	857
Income (loss) from discontinued operations, net of tax	2	(10)	-	2	(6)

Net income	$296	$217	$174	$164	$851

Basic and Diluted Earnings Per Share
Income from continuing operations	$1.08	$0.84	$0.64	$0.59	$3.15
Income (loss) from discontinued operations	0.01	(0.04)	-	0.01	(0.02)

Basic and diluted earnings per share available to common stockholders	$1.09	$0.80	$0.64	$0.60	$3.13

During the fourth quarter of 2008, the Company recorded pretax OTTI losses of $644 million primarily in the corporate and other taxable bonds and asset-backed bonds sectors and pretax losses of $309 million related to limited partnerships.

During the fourth quarter of 2007, the Company recorded pretax OTTI losses of $290 million primarily in the asset-backed bonds and corporate and other taxable bonds sectors.

Note R. Related Party Transactions

CNA reimburses Loews, or pays directly, for management fees, travel and related expenses and expenses of investment facilities and services provided to CNA. The amounts reimbursed or paid by CNA were $35 million, $27 million and $27 million for the years ended December 31, 2008, 2007 and 2006. The CNA Tax Group is included on the consolidated federal income tax return of Loews and its eligible subsidiaries. See Note E for a detailed description of the income tax agreement with Loews. In addition, CNA writes, at standard rates, a limited amount of insurance for Loews and its subsidiaries. The earned premiums for the years ended December 31, 2008 and 2007 were $3 million. The earned premiums for the year ended December 31, 2006 were less than $1 million.

In November 2008, the Company issued and Loews purchased $1.25 billion of CNAF non-voting cumulative preferred stock, which was approved by a special review committee of independent members of CNAF’s Board of Directors. See Note L for further details of this transaction.

In August 2006, the Company repurchased the Series H Issue from Loews. In addition, the Company sold 7.86 million shares of its common stock to Loews. See Note L for further discussion. In conjunction with the sale, the Company and Loews also entered into a Registration Rights Agreement pursuant to which Loews has the right to demand that the Company register up to an aggregate of 7.86 million shares for resale in a public offering and may request that the Company include those shares in certain registration statements that it may file in the future.

CNA previously sponsored a stock ownership plan whereby the Company financed the purchase of Company common stock by certain former officers, including executive officers. Interest charged on the principal amount of these outstanding stock purchase loans is generally equivalent to the long term applicable federal rate, compounded semi-annually, in effect on the disbursement date of the loan. Loans made pursuant to the plan are generally full recourse with a ten-year term maturing though April of 2011, and are secured by the stock purchased. A number of the loans that came due in 2008 were reaffirmed and extended in exchange for partial repayments and grants of security interests in additional assets. The carrying value of the loans as of December 31, 2008 exceeds the fair value of the related common stock collateral by $25 million.

Reinsurance with CNA Surety

CCC provided an excess of loss reinsurance contract to the insurance subsidiaries of CNA Surety over a period that expired on December 31, 2000 (the stop loss contract). The stop loss contract limits the net loss ratios for CNA Surety with respect to certain accounts and lines of insurance business. In the event that CNA Surety’s accident year net loss ratio exceeds 24% for 1997 through 2000 (the contractual loss ratio), the stop loss contract requires CCC to pay amounts equal to the amount, if any, by which CNA Surety’s actual accident year net loss ratio exceeds the contractual loss ratio multiplied by the applicable net earned premiums. The minority shareholders of CNA Surety do not share in any losses that apply to this contract.